                                  EXHIBIT 10.43

                                CREDIT AGREEMENT

                                CREDIT AGREEMENT


                                   Dated as of
                                 August 11, 2000


                                      among


                        CENTRAL CONSUMER FINANCE COMPANY


                            The Lenders Party Hereto


                                       and


                         UNION BANK OF CALIFORNIA, N.A.
                                       as
                                      Agent

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS...............................................         1

     1.01   Defined Terms.................................................................         1

     1.02   Use of Certain Terms..........................................................        22

     1.03   Accounting Terms..............................................................        22

     1.04   Rounding......................................................................        22

     1.05   Exhibits and Schedules........................................................        22

     1.06   References to Agreements and Laws.............................................        23

SECTION 2. THE COMMITMENTS AND EXTENSIONS OF CREDIT.......................................        23

     2.01   Loans.........................................................................        23

     2.02   Borrowings, Conversions and Continuations of Loans............................        23

     2.03   Letters of Credit.............................................................        24

     2.04   Swing Line....................................................................        28

     2.05   Prepayments...................................................................        30

     2.06   Reduction or Termination of Commitments.......................................        30

     2.07   Principal and Interest........................................................        30

     2.08   Fees..........................................................................        31

     2.09   Computation of Interest and Fees..............................................        31

     2.10   Making Payments...............................................................        32

     2.11   Direct Debit..................................................................        33

     2.12   Funding Sources...............................................................        33

     2.13   Security and Guaranty.........................................................        33

SECTION 3. TAXES, YIELD PROTECTION AND ILLEGALITY.........................................        33

     3.01   Taxes.........................................................................        33

     3.02   Illegality....................................................................        34

     3.03   Inability to Determine Rates..................................................        35

     3.04   Increased Cost and Reduced Return; Capital Adequacy...........................        35

     3.05   Breakfunding Costs............................................................        36

     3.06   Matters Applicable to all Requests for Compensation...........................        36

SECTION 4. CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT...................................        36

     4.01   Conditions of Initial Extension of Credit.....................................        36

     4.02   Conditions to all Extensions of Credit........................................        39

SECTION 5. REPRESENTATIONS AND WARRANTIES.................................................        40

     5.01   Existence and Qualification; Power; Compliance with Laws......................        40

     5.02   Power; Authorization; Enforceable Obligations.................................        40

     5.03   No Legal Bar..................................................................        40

     5.04   Financial Statements; No Material Adverse Effect..............................        41

     5.05   Litigation....................................................................        41

     5.06   No Default....................................................................        41

     5.07   Ownership of Property; Liens..................................................        41

     5.08   Taxes.........................................................................        41

     5.09   Margin Regulations; Investment Company Act; Public Utility
            Holding Company Act...........................................................        42

     5.10   ERISA Compliance..............................................................        42

     5.11   Intangible Assets.............................................................        42

     5.12   Compliance With Laws..........................................................        43

     5.13   Environmental Compliance......................................................        43

     5.14   Insurance.....................................................................        43

     5.15   Disclosure....................................................................        43

     5.16   Collateral Documents..........................................................        43

SECTION 6. AFFIRMATIVE COVENANTS..........................................................        43

     6.01   Financial Statements..........................................................        43

     6.02   Certificates, Notices and Other Information...................................        44

     6.03   Payment of Taxes..............................................................        45

     6.04   Preservation of Existence.....................................................        45

     6.05   Maintenance of Properties.....................................................        45

     6.06   Maintenance of Insurance......................................................        46

     6.07   Compliance With Laws..........................................................        46

     6.08   Inspection Rights.............................................................        46

     6.09   Keeping of Records and Books of Account.......................................        47

     6.10   Compliance with ERISA.........................................................        47

     6.11   Compliance With Agreements....................................................        47

     6.12   Use of Proceeds...............................................................        47

     6.13   Guarantors....................................................................        47

     6.14   Further Assurances............................................................        47

SECTION 7. NEGATIVE COVENANTS.............................................................        48

     7.01   Indebtedness..................................................................        48

     7.02   Liens and Negative Pledges....................................................        48

     7.03   Fundamental Changes...........................................................        49

     7.04   Dispositions..................................................................        50

     7.05   Investments...................................................................        50

     7.06   Lease Obligations.............................................................        50

     7.07   Restricted Payments...........................................................        50

     7.08   ERISA.........................................................................        51

     7.09   Change in Nature of Business..................................................        51

     7.10   Transactions with Affiliates..................................................        51

     7.11   Limitations on Upstreaming....................................................        51

     7.12   Preferred Stock...............................................................        51

     7.13   Change in Auditors............................................................        51

     7.14   Financial Covenants...........................................................        51

     7.15   Intercompany Agreements.......................................................        52

     7.16   Underwriting Guidelines.......................................................        52

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.................................................        52

     8.01   Events of Default.............................................................        52

     8.02   Remedies Upon Event of Default................................................        54

SECTION 9. AGENT..........................................................................        56

     9.01   Appointment and Authorization of Agent........................................        56

     9.02   Delegation of Duties..........................................................        56

     9.03   Liability of Agent............................................................        57

     9.04   Reliance by Agent.............................................................        57

     9.05   Notice of Default.............................................................        57

     9.06   Credit Decision; Disclosure of Information by Agent...........................        58

     9.07   Indemnification of Agent......................................................        58

     9.08   Agent in Individual Capacity..................................................        59

     9.09   Successor Agent...............................................................        59

     9.10   Collateral Matters............................................................        59

SECTION 10. MISCELLANEOUS.................................................................        60

     10.01  Amendments; Consents..........................................................        60

     10.02  Transmission and Effectiveness of Communications and Signatures...............        61

     10.03  Attorney Costs, Expenses and Taxes............................................        62

     10.04  Binding Effect; Assignment....................................................        62

     10.05  Set-off.......................................................................        63

     10.06  Sharing of Payments...........................................................        64

     10.07  No Waiver; Cumulative Remedies................................................        64

     10.08  Usury.........................................................................        65

     10.09  Counterparts..................................................................        65

     10.10  Integration...................................................................        65

     10.11  Nature of Lenders' Obligations................................................        65

     10.12  Survival of Representations and Warranties....................................        66

     10.13  Indemnity by Borrower.........................................................        66

     10.14  Nonliability of Lenders.......................................................        66

     10.15  No Third Parties Benefited....................................................        67

     10.16  Severability..................................................................        67

     10.17  Confidentiality...............................................................        67

     10.18  Further Assurances............................................................        68

     10.19  Headings......................................................................        68

     10.20  Foreign Lenders and Participants..............................................        68

     10.21  Governing Law; Jurisdiction and Venue.........................................        69

     10.22  Waiver of Right to Trial by Jury..............................................        69

     10.23  Entire Agreement..............................................................        70

EXHIBITS
     A     Credit Request
     B     Compliance Certificate
     C     Loan Note
     D     Notice of Assignment and Acceptance
     E     Opinion of Counsel
     F     Guaranty
     G     Borrowing Base Certificate
     H     Security Agreement
     I     Pledge Agreement
     J     Perfection Certificate


SCHEDULES
  1.01     Underwriting Guidelines
  2.01     Commitments and Pro Rata Shares
  7.01     Existing Indebtedness, Liens and Negative Pledges

                This CREDIT AGREEMENT, dated as of August 11, 2000 (the "Agreement"), is among CENTRAL CONSUMER FINANCE COMPANY, a Delaware corporation ("Borrower"), each lender from time to time party hereto (collectively, "Lenders" and individually, a "Lender"), and Union Bank of California, N.A., as Agent.

                In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   SECTION 1.
                        DEFINITIONS AND ACCOUNTING TERMS

        1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

                "Account Debtor" means the Person or Persons obligated on a Consumer Contract.

                "Administrative Questionnaire" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to Borrower) duly completed by such Lender.

                "Agent" means Union Bank of California, N.A., in its capacity as Agent under any of the Loan Documents, or any successor agent.

                "Agent's Office" means its 350 California Street, San Francisco, CA office or such other address or account as Agent hereafter may designate by written notice to Borrower and Lenders.

                "Agent-Related Persons" means Agent (including any successor agent), together with its Affiliates (including, in the case of Agent, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                "Agreement" means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

                "Applicable Margin" means a per annum rate equal to:

                (a) with respect to Base Rate Loans, 0.875%;

                (b) with respect to Offshore Rate Loans and Letters of Credit, 2.25%; and

                (c) with respect to the Commitment fee, 0.375 percent.

                "Applicable Payment Date" means, (a) as to any Offshore Rate Loan, the last day of the relevant Interest Period and any date that such Loan is prepaid or converted in whole or in part and the Termination Date; provided that if any Interest Period for an Offshore Rate Loan exceeds three months, interest shall also be paid on the date which falls every three months after the beginning of such Interest Period, (b) as to any Base Rate Loan, the last Business Day of each calendar month and the Termination Date, and (c) as to any other Obligations, the last Business Day of each calendar quarter and the Termination Date; provided further that interest accruing at the Default Rate shall be payable from time to time at any time upon demand of Agent.

                "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

                "Base Financial Statements" means the Borrower prepared consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 1999, and the related consolidated statements of income and cash flows for such fiscal year of Borrower.

                "Base Rate" means a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and, (b) the rate of interest in effect for such day as publicly announced from time to time by Reference Bank as its "reference rate." Such rate is a rate set by Reference Bank based upon various factors including Reference Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Reference Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

                "Base Rate Loan" means a Loan which bears interest based on the Base Rate.

                "Borrower" has the meaning set forth in the introductory paragraph hereto.

                "Borrowing" and "Borrow" each mean a borrowing hereunder consisting of Loans of the same type made on the same day and, other than in the case of Base Rate Loans, having the same Interest Periods.

                "Borrowing Base" means, at any time, an amount equal to 70% of the total Consumer Contract Value of Eligible Consumer Contracts less the then applicable amount of Reserves; provided that at no time may the portion of the Borrowing Base attributable to Consumer Mortgage Loans exceed 15%.

                "Borrowing Base Certificate" means the certificate in the form of Exhibit G with such changes as Agent shall approve, together with the attachments referenced in such certificate.

                "Borrowing Date" means the date that a Loan is made, which shall be a Business Day.

                "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Agent's Office is located and, if such day relates to any Offshore Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the offshore Dollar interbank market.

                "CFAC" means the Central Financial Acceptance Corporation, a Delaware corporation.

                "Change of Control" means that (a) Gary Cypres ceases to be the chairperson of the board of directors of Borrower, (b) Gary Cypres and his Affiliates shall fail or cease to have beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of at least 11% of the outstanding shares of voting stock of Borrower, or (c) any Person or group other than Gary Cypres and his Affiliates shall have beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of
1934) of more than 50% of the outstanding shares of voting stock of Borrower.

                "Charge Offs" means for any period the total amount of loan assets removed from the Borrower's consolidated balance sheet by reason of being deemed to be uncollectible less the total amount collected by Borrower or its Subsidiaries during such period in respect of loan assets removed from such balance sheet as uncollectible prior to the receipt of such collections.

                "Closing Date" means the date all the conditions precedent in
Section 4.01 are satisfied or waived in accordance with Section 4.01.

                "Collateral" means (a) all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower or any Guarantor and their respective Subsidiaries in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Agent on behalf of the Lenders, whether under this Agreement or under any other documents executed by any such Person and delivered to the Agent or the Lenders and (b) the "Collateral" as defined in the Pledge Agreement.

                "Collateral Documents" means, collectively, (i) the Security Agreement, the Pledge Agreement, and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees, subordination agreements, and other similar agreements between the Borrower or any Subsidiary or any Guarantor and the Lenders or the Agents for the benefit of the Lenders now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Borrower or any Subsidiary or any Guarantor as debtor in favor of the Lenders or the Agent for the benefit of the Lenders as secured party, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

                "Commitment" means, for each Lender, the obligation of such Lender to make Extensions of Credit in an aggregate principal amount not exceeding the amount set forth opposite such Lender's name on Schedule 2.01 at any one time outstanding, as such amount may be reduced or adjusted from time to time in accordance with this Agreement (collectively, the "combined Commitments").

                "Compliance Certificate" means a certificate in the form of Exhibit B, properly completed and signed by a Responsible Officer of Borrower.

                "Consolidated EBITDA" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income.

                "Consolidated Funded Indebtedness" means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including Obligations hereunder), (b) that portion of obligations with respect to capital leases that are capitalized in the consolidated balance sheet of Borrower and its Subsidiaries, and (c) without duplication, all Guaranty Obligations with respect to obligations of the type specified in subsections (a) and (b) above of Persons other than Borrower or any of its Subsidiaries.

                "Consolidated Interest Charges" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses payable by Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest for the applicable period in accordance with GAAP, and (b) the portion of rent payable by Borrower and its Subsidiaries under capital leases that is treated as interest for the applicable period in accordance with GAAP.

                "Consolidated Net Income" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries from continuing operations after extraordinary items (excluding gains or losses from Dispositions of assets other than Ordinary Course Dispositions) for that period and after deducting all Tax Sharing Amounts accrued with respect to that period.

                "Consolidated Net Worth" means, as of any date of determination, the shareholders' equity of Borrower and its Subsidiaries on a consolidated basis, on that date.

                "Consumer Contract" means any loan made by an Eligible Grantor to a natural person for personal, family or household purposes in the ordinary course of such Eligible Grantor's business.

                "Consumer Contract Value" means as to any Consumer Contract at any time, the pay-off amount of such Consumer Contract net of all unearned finance charges and deferred insurance charges.

                "Consumer Mortgage Loan" means any Consumer Contract that is secured by real property.

                "Continuation" and "Continue" mean, with respect to any Offshore Rate Loan, the continuation of such Offshore Rate Loan as an Offshore Rate Loan on the last day of the Interest Period for such Loan.

                "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

                "Conversion" and "Convert" mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

                "Credit Party" means (a) Borrower or (b) any Guarantor or CFAC, any Excluded Subsidiary, or any other Person (other than Lenders and any Affiliates of Lenders, Agent, Letter of Credit Issuer) from time to time party to a Loan Document.

                "Credit Request" means a written request substantially in the form of Exhibit A duly completed and signed by a Responsible Officer of Borrower and delivered to Agent by Requisite Notice. In the case of a request for a Letter of Credit Action, the written Letter of Credit Application shall be deemed to be the Credit Request.

                "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

                "Default" means any Event of Default or any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

                "Default Rate" means an interest rate equal to the Base Rate plus the Applicable Margin, if any, applicable to Base Rate Loans plus 2% per annum, to the fullest extent permitted by applicable Laws; provided that with respect to an Offshore Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

                "Designated Deposit Account" means a deposit account maintained by Borrower with Agent, as from time to time designated by Borrower to Agent.

                "Disposition" or "Dispose" means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

                "Dollar" and "$" means lawful money of the United States of America.

                "Eligible Assignee" means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or
(iii) a Person of which a Lender is a Subsidiary; (d) another Lender; (e) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies; or (f) other lenders or institutional investors consented to in writing in advance by Agent and Borrower. No Credit Party or any Affiliate of a Credit Party shall be an Eligible Assignee.

                "Eligible Consumer Contract" means Consumer Contracts owned by an Eligible Grantor and arising in the ordinary and usual course of such Eligible Grantor's business; but excluding any Consumer Contract:

                (a) upon which the right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever;

                (b) against which any defense, counterclaim, or set-off, whether well-founded or otherwise, has been asserted;

                (c) that is not subject to an indefeasible first priority perfected Lien in favor of Agent, on behalf of Lenders;

                (d) that is not otherwise free and clear of all Liens and rights and claims of others;

                (e) that arises from a transaction in which the underlying obligor is an employee, director, or Affiliate of Borrower;

                (f) that has not at all times complied in all material respects with all applicable federal and state interest rate limitation and consumer credit laws;

                (g) which Agent, in good faith and in the exercise of its or their reasonable credit judgment and discretion, has determined to be ineligible upon not less than 20 days prior notice to Borrower;

                (h) with respect to which the Account Debtor is not domiciled in the United States of America (or is domiciled in their territories or possessions);

                (i) the form of which is not acceptable to the Agent;

                (j) that is in default (a Consumer Contract shall be deemed in default upon the occurrence of any of the following: (i) the Consumer Contract is more than 60 calendar days past due from the due date of any payment relating thereto; (ii) the Account Debtor obligated on the Consumer Contract dies, makes a general assignment for the benefit of creditors, or consents to or applies for the appointment of a receiver, trustee, custodian, or liquidator for itself or any of its assets; or (iii) any petition is filed by or against the Account Debtor under any bankruptcy or reorganization law or any other law or laws for the relief of debtors);

                (k) that is a Pay Day Loan;

                (l) which does not comply with the Underwriting Guidelines in all material respects;

                (m) in the case of a Consumer Contract, other than a Consumer Mortgage Loan, (i) had, when originated, a Consumer Contract Value exceeding $3,000 or (ii) has at the time of determination a remaining term of greater than 24 months,

                (n) in the case of Consumer Mortgage Loans: (i) has a loan-to-value ratio of more than 100%, (ii) has a term of more than 84 months, and (iii) had, when originated, a Consumer Contract Value in excess of $12,900; or

                (o) that is a Rewritten Contract.

                "Eligible Grantor" means: (a) Borrower and (b) any Subsidiary of the Borrower, other than an Excluded Subsidiary, approved by Requisite Lenders and Agent in their sole and absolute discretion.

                "Environmental Laws" means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters applicable to any property.

                "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

                "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Sections 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).

                "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer

Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

                "Event of Default" means any of the events specified in Section
8.

                "Excluded Receivable" means the Indebtedness owed by CFAC referenced in the proviso to Section 7.05(b).

                "Excluded Subsidiaries" means Central Financial Acceptance Corporation Accident & Health Reinsurance Limited, a Turks and Caicos Islands corporation, and Central Finance Reinsurance, Ltd., a Turks and Caicos Islands corporation; provided that neither of the foregoing Persons shall be an "Excluded Subsidiary" hereunder unless such Person has first executed a subordination agreement in form and substance satisfactory to Agent and pursuant to which all Indebtedness owing to such Person by Borrower or any of its other Subsidiaries is subordinated and postponed in right of payment to the Obligations.

                "Existing Credit Facility" means that certain Revolving Loan Agreement, dated as of June 13, 1997, among CFAC, the lenders named therein, and Wells Fargo Bank, N.A., as agent.

                "Extension of Credit" means (a) the Borrowing of Loans, (b) the Conversion or Continuation of any Loans, or (c) any Letter of Credit Action which has the effect of issuing a Letter of Credit, increasing the amount of any Letter of Credit, extending the maturity of any Letter of Credit or making any material modification to any Letter of Credit or the reimbursement of drawings thereunder (collectively, the "Extensions of Credit").

                "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Reference Bank on such day on such transactions as determined by Agent.

                "Financial Projections" means, with respect to any period, Borrower's and its Subsidiaries' consolidated financial plan and projected results of operations for such period prepared in summary form showing on a fiscal year basis, beginning and ending balance sheets, projected source and application of funds, projected expenses and sales and other revenues, a statement of the assumptions on which such projections are based, anticipated compliance levels with respect to the financial tests of Section 7.14, and such other matters and in such detail as Agent shall reasonably request, all prepared on a basis consistent with the financial statements most recently delivered to Lender pursuant to Section 6.01(a) and in form and substance satisfactory to Agent.

                "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified

Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Requisite Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders), provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Agent, and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

                "Governmental Authority" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or
(c) any court, administrative tribunal or public utility.

                "Guarantor" means any Person now or hereafter obligated as a guarantor under the Guaranty.

                "Guaranty" means the Guaranty in the form of Exhibit F with such changes as the Agent may approve.

                "Guaranty Obligation" means, as to any Person, any (a) guaranty by that Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by that Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith to the satisfaction of the Agent by the Person owing such Guaranty Obligation.

                "Indebtedness" means, as to any Person at a particular time, all items which would, in conformity with GAAP, be classified as liabilities on a balance sheet of such Person as at such time (excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 60 days and excluding deferred taxes and accrued expenses and reserves), but in any event including:

                (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                (b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments;

                (c) net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

                (d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

                (e) lease payment obligations under capital leases or Synthetic Lease Obligations; and

                (f) all Guaranty Obligations of such Person in respect of any of the foregoing.

                For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Requisite Lenders.

                "Indemnified Liabilities" has the meaning set forth in Section 10.13.

                "Indemnitees" has the meaning set forth in Section 10.13.

                "Intercompany Agreements: means (a) the Operating Agreement, dated as of August 11, 2000, between Borrower and CFAC, in the form previously approved by Agent, with such changes as Agent shall have approved, (b) the Contribution Agreement, dated as of August 11, 2000, between Borrower and CFAC, in the form previously approved by Agent, with such changes as Agent shall have approved, and (c) the Tax Allocation Agreement, dated as of August 11, 2000, between Borrower and CFAC, in the form previously approved by Agent, with such changes as Agent shall have approved.

                "Interest Coverage Ratio" means for any four consecutive fiscal quarter period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Charges for such period.

                "Interest Period" means, for each Offshore Rate Loan, (a) initially, the period commencing on the date such Offshore Rate Loan is disbursed, Continued as, or Converted into, an Offshore Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (x) the scheduled Termination Date, or (y) one, two, three or six months thereafter as requested by Borrower; provided that:

                        (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                        (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                        (iii) unless Agent otherwise consents, there may not be more than five Interest Periods in effect at any time.

                "Investment" means, as to any Person, any acquisition or any investment by such Person, whether by means of the purchase or other acquisition of stock or other securities of any other Person or by means of a loan, creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests in such other Person.

                "IRC" means the Internal Revenue Code of 1986, as amended from time to time.

                "IRS" means the Internal Revenue Service.

                "Laws" or "Law" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, in each case whether or not having the force of law.

                "Lender" means each lender from time to time party hereto and, as the context requires, Swing Line Lender and Letter of Credit Issuer.

                "Lending Office" means, as to any Lender, the office or offices of such Lender described as such on the Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify Borrower and Agent.

                "Letter of Credit" means any letter of credit issued or outstanding hereunder.

                "Letter of Credit Action" means the issuance, supplement, amendment, renewal, extension, modification or other action relating to a Letter of Credit hereunder.

                "Letter of Credit Application" means an application for a Letter of Credit Action from time to time in use by Letter of Credit Issuer.

                "Letter of Credit Cash Collateral Account" means a blocked deposit account at Letter of Credit Issuer with respect to which Borrower hereby grants a security interest in such account to Agent for and on behalf of Lenders as security for Letter of Credit Usage and with respect to which Borrower agrees to execute and deliver from time to time such documentation as Agent may reasonably request to further assure and confirm such security interest.

                "Letter of Credit Expiration Date" means the Termination Date.

                "Letter of Credit Issuer" means Reference Bank.

                "Letter of Credit Sublimit" means an amount equal to $2,000,000.

                "Letter of Credit Usage" means, as at any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit honored by Letter of Credit Issuer and not reimbursed to Letter of Credit Issuer by Borrower or converted into Loans.

                "Leverage Ratio" means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) the sum at such date of
(i) Consolidated Net Worth less the amount of the Excluded Receivable and (ii) earned but deferred membership and administrative fees.

                "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement (in the nature of compensating balances, cash collateral accounts or security interests), encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

                "Loan" means any advance (including a Swing Line Loan) made by any Lender to Borrower as provided in Section 2 (collectively, the "Loans").

                "Loan Documents" means this Agreement and any Note, any Letter of Credit Application, any Credit Request, the Collateral Documents, the Guaranty, any certificate, any fee letter, and any other instrument, document or agreement from time to time delivered in connection with this Agreement.

                "Loss Allowance to Charge-Off Ratio" means for any four consecutive fiscal quarter period, the ratio of (a) the total loan loss allowance reflected on the Borrower's consolidated balance sheet as at the end of such period to (b) the total amount of all Charge Offs taken by the Borrower on a consolidated basis during such period.

                "Material Adverse Effect" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets, operations or prospects of Borrower and its Subsidiaries, taken as a whole, or (c) materially impairs or could reasonably be expected to materially impair (i) the ability of any Credit Party to perform the Obligations or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

                "Minimum Amount" means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:


                                       Minimum        Multiples in
      Type of Action                    Amount       excess thereof
--------------------------------      ----------     --------------
Borrowing or prepayment of, or
Conversion into, Base Rate Loans      $  500,000      $  500,000

Borrowing or prepayment of,
Continuation of, or Conversion
into, Offshore Rate Loans             $1,100,000      $  500,000

Borrowing or prepayment of,
Swing Line Loans                      $  100,000            None

Letter of Credit Action                     None            None

Reduction in Commitments              $5,000,000      $1,000,000

Assignments                           $5,000,000            None


                "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

                "Negative Pledge" means a Contractual Obligation that restricts Liens on property.

                "Note" means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C (collectively, the "Notes").

                "Notice of Assignment and Acceptance" means a Notice of Assignment and Acceptance substantially in the form of Exhibit D.

                "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against any Credit Party or any Subsidiary or Affiliate of any Credit Party.

                "Offshore Base Rate" has the meaning set forth in the definition of Offshore Rate.

                "Offshore Rate" means for any Interest Period with respect to any Offshore Rate Loan, a rate per annum determined by Agent pursuant to the following formula:


           Offshore Rate =          Offshore Base Rate
                            ------------------------------------
                            1.00 - Eurodollar Reserve Percentage
    Where,


                "Offshore Base Rate" means, for such Interest Period:

                (a) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                (b) in the event the rate referenced in the preceding subsection
(a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the average rate per annum determined by Agent as the rate of interest at which Dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Offshore Rate Loan and with a term equivalent to such Interest Period would be offered by major banks to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (such average rate to be determined by Agent obtaining a quotation of such rate from each of six major banks that Agent considers to be representative of the offshore Dollar market and by then disregarding the highest and the lowest of such quotations and averaging the remaining four).

                "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

                The determination of the Eurodollar Reserve Percentage and the Offshore Base Rate by Agent shall be conclusive in the absence of manifest error.

                "Offshore Rate Loan" means a Loan bearing interest based on the Offshore Rate.

                "Ordinary Course Dispositions" means:

                (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

                (b) Dispositions of cash, cash equivalents, inventory and other property in the ordinary course of business;

                (c) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property or where Borrower or its Subsidiary determine in good faith that the failure to replace such equipment will not be detrimental to the business of Borrower or such Subsidiary; and

                (d) Dispositions of assets or property by any Subsidiary of Borrower to Borrower or another wholly-owned Subsidiary of Borrower or by Borrower to a wholly-owned Subsidiary of Borrower in connection with an Investment permitted by Section 7.05(d);

provided that no such Disposition shall be for less than the fair market value of the property being disposed of.

                "Ordinary Course Indebtedness" means:

                (a) the Obligations;

                (b) intercompany Guaranty Obligations of Borrower or any of its Subsidiaries guarantying Indebtedness otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary of Borrower;

                (c) Indebtedness arising from the endorsement of a check, draft or similar instrument in the ordinary course of business;

                (d) Ordinary Course Swap Obligations; and

                (e) Indebtedness owed by Borrower to a Subsidiary other than an Excluded Subsidiary or by a Subsidiary to Borrower or another Subsidiary provided that any such Subsidiary is a Guarantor and such Indebtedness is part of the Collateral.

                "Ordinary Course Investments" means:

                (a) Investments consisting of cash and cash equivalents;

                (b) Investments consisting of advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes not exceeding $100,000 in the aggregate;

                (c) Investments of Borrower in any of its Subsidiaries other than an Excluded Subsidiary and Investments of any Subsidiary of Borrower in Borrower or another Subsidiary of Borrower other than an Excluded Subsidiary;

                (d) Investments consisting of or evidencing the extension of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof; and

                (e) Investments consisting of Guaranty Obligations permitted by
Section 7.01.

                "Ordinary Course Liens" means:

                (a) Liens pursuant to any Loan Document;

                (b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

                (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

                (d) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation;

                (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                (f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Person; and

                (g) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise a Default hereunder) in the ordinary course of business that is currently being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material property is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles).

                "Ordinary Course Swap Obligations" means all obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default referred to in Section 8.01(f)(ii)).

                "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture or other form of business entity, the partnership agreement and any agreement, filing or notice with respect thereto filed with the secretary of state of the state of its formation, in each case as amended from time to time.

                "Outstanding Obligations" means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, (a) when reference is made to all Lenders, the sum of (i) the aggregate outstanding principal amount of all Loans, and (ii) all Letter of Credit Usage, and (b) when reference is made to one Lender the sum of (i) the aggregate outstanding principal amount of all Loans made by such Lender, (ii) such Lender's ratable participation in all Letter of Credit Usage, and (iii) such Lender's ratable participation in all outstanding Swing Line Loans.

                "Pay Day Loan" means a short term loan made against a personal check of the borrower to be deposited by the lender on the borrower's pay day.

                "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

                "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

                "Perfection Certificate" means a certificate of a responsible Officer of Borrower or a Guarantor, substantially in the form of Exhibit J.

                "Permitted Liens" has the meaning specified in Section 7.02.

                "Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

                "Plan" means any employee benefit plan maintained or contributed to by a Credit Party or by any trade or business (whether or not incorporated) under common control with a Credit Party as defined in Section 4001(b) of ERISA and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

                "Pledge Agreement" means the pledge agreement in favor of Agent as secured party in substantially the form of Exhibit I, with such changes as Agent shall have approved.

                "Pledged Collateral" has the meaning set forth in the Pledge Agreement.

                "Preferred Stock" means the preferred stock of Borrower (a) which by its terms (i) provides for a dividend not exceeding 13% per annum which by its terms can only be paid if no Event of Default has occurred and is continuing or would result from such payment and (ii) cannot be redeemed in whole or in part until the later to occur of (A) the second anniversary of the Termination Date and (B) the date on which all Obligations have been paid in full in cash and (b) which is otherwise on terms acceptable to the Agent.

                "Pro Rata Share" means, with respect to each Lender, the percentage of the combined Commitments set forth opposite the name of that Lender on Schedule 2.01.

                "Reference Bank" means Union Bank of California, N.A..

                "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in
Section 4062(e) of ERISA.

                "Requisite Lenders" means, as of any date of determination: (a) if the Commitments are then in effect, Lenders (excluding any Lenders not funding when required to so hereunder) having in the aggregate 66-2/3% or more of the combined Commitments then in effect and (b) if the Commitments have then been terminated and there are Outstanding Obligations, Lenders holding Outstanding Obligations aggregating 66-2/3% or more of such Outstanding Obligations.

                "Requisite Notice" means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) except with respect to Letter of Credit Actions (which must be in writing), irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the applicable address or telephone number specified on the Administrative Questionnaire in the case of each Lender, at the Agent's Office in the case of the Agent, and at the address or telephone number specified for the Borrower on the signature pages hereof, or as is, in each case, otherwise designated by such recipient by Requisite Notice to each other party hereto, and (ii) if made by any Credit Party, given or made by a Responsible Officer of such Credit Party. Any written notice delivered in connection with any Loan Document shall be in the form, if any, prescribed in the applicable section hereof or thereof and may be delivered as provided in Section 10.02. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by Agent, by a manually-signed hardcopy thereof.

                "Requisite Time" means, with respect to any of the actions listed below, the time and date set forth below opposite such action (all times are local time (standard or daylight) as observed in the state where Agent's Office is located):

             Type of Action                              Time                  Date of Action
  -----------------------------------------           ----------     ----------------------------------------
  Delivery of Credit Request for, or notice
  for:
  -    Borrowing of, prepayment of, or
       Conversion into, Base Rate Loans                8:30 a.m.     1 Business Day prior to such Borrowing,
                                                                     prepayment or Conversion

  -    Borrowing of, prepayment of,
       Continuation of, or Conversion into,
       Offshore Rate Loans                            10:00 a.m.     3 Business Days prior to such Borrowing,
                                                                     prepayment Continuation or Conversion

  -    Borrowing of, or prepayment of,
       Swing Line Loans                                1:00 p.m.     Same date as such Borrowing or prepayment

  -    Letter of Credit Action                        10:00 a.m.     5 Business Days prior to such action (or
                                                                     such lesser time which is acceptable to
                                                                     Letter of Credit Issuer)

  -    Voluntary reduction in or
       termination of Commitments                     10:00 a.m.     2 Business Days prior to such reduction
                                                                     or termination

  Payments by Lenders or Borrower to Agent            11:00 a.m.     On date payment is due


                "Reserves" means, as of any date of determination, any reserves established against the Consumer Contract Value of Eligible Consumer Contracts by Agent in its commercially reasonable judgment (including the use of statistically valid sampling procedures where applicable) after consultation with, and upon 30 days prior notice to, Borrower.

                "Responsible Officer" means the chairman, president, chief financial officer, treasurer or assistant treasurer of a Credit Party. Any document or certificate hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

                "Restricted Payment" means:

                (a) the declaration or payment of any dividend or distribution by Borrower or any of its Subsidiaries, either in cash or property, on any shares of the capital stock of any class of Borrower or any of its Subsidiaries (except dividends or other distributions payable solely in shares of capital stock of Borrower or any of its Subsidiaries or payable by a Subsidiary to Borrower or another wholly-owned Subsidiary of Borrower other than an Excluded Subsidiary);

                (b) the purchase, redemption or retirement by Borrower or any of its Subsidiaries of any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock, whether directly or indirectly;

                (c) any other payment or distribution by Borrower or any of its Subsidiaries in respect of its capital stock, either directly or indirectly;

                (d) any Investment other than an Investment otherwise permitted under any Loan Document; and

                (e) the prepayment, repayment, redemption, defeasance or other acquisition or retirement for value prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness not otherwise permitted under any Loan Document to be so paid.

                "Rewritten Contract" means (a) any Consumer Contract that has been amended, restated or replaced more than once if the effect of such amendments, restatements, or replacements, as the case may be, was to change the amount due or the date of any payment thereunder or to extend the maturity date thereof or (b) any Consumer Contract that has been amended, restated or replaced and at the time of such amendment, restatement, or replacement, any payment thereunder was more than 60 days past due.

                "Security Agreement" means the Security Agreement in favor of Agent as secured party in substantially the form of Exhibit H, with such changes as Agent shall have approved.

                "Shareholders' Equity" means, as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

                "Subsidiary" means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by Borrower.

                "Swap Contract" means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

                "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

                "Swing Line" means the revolving line of credit established by Swing Line Lender in favor of Borrower pursuant to Section 2.04.

                "Swing Line Sublimit" means an amount equal to the lesser of (a) $5,000,000 and (b) the combined Commitments.

                "Swing Line Lender" means Reference Bank, or any successor swing line Lender hereunder.

                "Swing Line Loan" means a loan which bears interest at a rate per annum equal to interest payable on a Base Rate Loan (plus the Applicable Margin, if any) and made by Swing Line Lender to Borrower under the Swing Line.

                "Synthetic Lease Obligations" means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

                "Tax Sharing Amount" means for any tax reporting period, the amount of income taxes which would be payable on the taxable income of the Borrower and its Subsidiaries if the Borrower and its Subsidiaries were treat as a consolidated tax reporting group on a standalone basis, independent of CFAC.

                "Termination Date" means August 11, 2003, as such date may be earlier terminated or extended in accordance with the terms hereof.

                "Threshold Amount" means $500,000.

                "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case of a Person other than a natural Person, known by any officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such

Person (or, in the case of a Person other than a natural Person, would have been known by an officer of such Person).

                "type" of Loan means (a) a Base Rate Loan, (b) an Offshore Rate Loan, or (c) a Swing Line Loan.

                "UCC" means the Uniform Commercial Code as in effect in the relevant jurisdiction.

                "Underwriting Guidelines" means the credit standards and credit terms for Consumer Contracts set forth in Schedule 1.01.

                "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the IRC for the applicable plan year.

        1.02 Use of Certain Terms.

                (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

                (b) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

                (c) The words "herein" and "hereunder" and words of similar import when used in any Loan Document shall refer to the Loan Documents as a whole and not to any particular provision thereof. The term "including" is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

                (d) The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males.

        1.03 Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Base Financial Statements, except as otherwise specifically prescribed herein.

        1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

        1.05 Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

        1.06 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                                   SECTION 2.
                    the COMMITMENTS and extensions of credit

        2.01 Loans.

                (a) Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make, Convert and Continue Loans until the Termination Date as Borrower may from time to time request; provided that the Outstanding Obligations of each Lender shall not exceed such Lender's Commitment, and the Outstanding Obligations of all Lenders shall not exceed the combined Commitments at any time. Subject to the foregoing, and the other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Loans as set forth herein.

                (b) Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. Upon the request of any Lender made through Agent, such Lender's Loans may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender may attach schedules to its Note(s) and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Such loan accounts, records or Notes shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

        2.02 Borrowings, Conversions and Continuations of Loans.

                (a) Borrower may irrevocably request a Borrowing, Conversion or Continuation of Loans in a Minimum Amount therefor by delivering a Credit Request therefor by Requisite Notice to Agent not later than the Requisite Time therefor. All Borrowings, Conversions and Continuations shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence.

                (b) Following receipt of a Credit Request, Agent shall promptly notify each Lender of its Pro Rata Share thereof by Requisite Notice. In the case of a Borrowing of Loans, each Lender shall make the funds for its Loan available to Agent at Agent's Office not later than the Requisite Time therefor on the Business Day specified in such Credit Request. Upon satisfaction of the applicable conditions set forth in Section 4, all funds so received shall be made available to Borrower in like funds received by crediting Borrower's account number 4390000761, or such other of Borrower's accounts with Agent as designated in writing by the Borrower. Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Loan other than a Base Rate Loan upon determination of same.

                (c) Except as otherwise provided herein, an Offshore Rate Loan may be Continued or Converted only on the last day of the Interest Period for such Offshore Rate Loan. During the existence of an Event of Default, no Loans may be requested as, Converted into or Continued as Offshore Rate Loans without the consent of the Requisite Lenders, and the Requisite Lenders may demand that any or all of the then outstanding Offshore Rate Loans be Converted immediately into Base Rate Loans. Such Conversion shall be effective upon notice to Borrower and shall continue so long as such Default continues to exist.

                (d) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or Lenders, as the case may be, shall, unless Agent otherwise requests, make available to Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

                (e) The failure of any Lender to make any Loan on any date shall not relieve any other Lender of any obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan.

        2.03 Letters of Credit.

                (a) The Letter of Credit Sublimit. Subject to the terms and conditions set forth in this Agreement, until the Letter of Credit Expiration Date, Letter of Credit Issuer shall take such Letter of Credit Actions under the Commitments as Borrower may from time to time request; provided that (i) the Outstanding Obligations of each Lender shall not exceed such Lender's Commitment and the Outstanding Obligations of all Lenders shall not exceed the combined Commitments or the Borrowing Base at any time, (ii) the aggregate outstanding Letter of Credit Usage shall not exceed the Letter of Credit Sublimit at any time, and (iii) all Letters of Credit shall be standby letters of credit. Each Letter of Credit Action shall be in a form acceptable to Letter of Credit Issuer and shall not violate any policies of Letter of Credit Issuer. Subject to subsection (f) below and unless consented to by the Letter of Credit Issuer and the Requisite Lenders, no Letter of Credit may expire more than 364 days after the date of its issuance or last renewal; provided that no Letter of Credit shall expire after the Letter of Credit Expiration Date. If any Letter of Credit Usage remains outstanding after the Letter of Credit Expiration Date, Borrower shall, not later than the Letter of Credit Expiration Date, deposit cash in an amount equal to such Letter of Credit Usage in a Letter of Credit Cash Collateral Account.

                (b) Requesting Letter of Credit Actions. Borrower may irrevocably request a Letter of Credit Action in a Minimum Amount therefor by delivering a Letter of Credit Application therefor to Letter of Credit Issuer, with a copy to Agent (who shall notify Lenders), by Requisite Notice not later than the Requisite Time therefor. Unless Agent notifies Letter of Credit Issuer that such Letter of Credit Action is not permitted hereunder or Letter of Credit Issuer notifies Agent that it has determined that such Letter of Credit Action is contrary to any

Laws or policies of Letter of Credit Issuer, Letter of Credit Issuer shall, upon satisfaction of the applicable conditions set forth in Section 4.02, with respect to any Letter of Credit Action constituting an Extension of Credit, effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application. Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from Letter of Credit Issuer in an amount equal to that Lender's Pro Rata Share thereof.

                (c) Reimbursement of Payments Under Letters of Credit. Borrower shall reimburse Letter of Credit Issuer through Agent for any payment that Letter of Credit Issuer makes under a Letter of Credit on or before the date of such payment; provided that if the conditions precedent set forth in Section
4.02 can be satisfied, Borrower may request a Borrowing of Loans to reimburse Letter of Credit Issuer for such payment pursuant to Section 2.02, or, failing to make such request, Borrower shall be deemed to have requested a Borrowing of Loans which are Base Rate Loans on such payment date pursuant to subsection (e) below.

                (d) Funding by Lenders When Letter of Credit Issuer Not Reimbursed. Upon any drawing under a Letter of Credit, Letter of Credit Issuer shall notify Agent and Borrower. If Borrower fails to timely make the payment required pursuant to subsection (c) above, Letter of Credit Issuer shall notify Agent of such fact and the amount of such unreimbursed payment. Agent shall promptly notify each Lender of its Pro Rata Share of such amount by Requisite Notice. Each Lender shall make funds in an amount equal its Pro Rata Share of such amount available to Agent at Agent's Office not later than the Requisite Time therefor on the Business Day specified by Agent, and Agent shall remit the funds so received to Letter of Credit Issuer. The obligation of each Lender to so reimburse Letter of Credit Issuer shall be absolute and unconditional and shall not be affected by the occurrence of a Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse Letter of Credit Issuer for the amount of any payment made by Letter of Credit Issuer under any Letter of Credit, together with interest as provided herein.

                (e) Nature of Lenders' Funding. If the conditions precedent set forth in Section 4 can be satisfied (except for the giving of a Credit Request) on the date Borrower is obligated to make, but fails to make, a reimbursement of a payment under a Letter of Credit, the funding by Lenders pursuant to subsection (d) above shall be deemed to be a Borrowing of Loans which are Base Rate Loans (without regard to the Minimum Amount therefor) requested by Borrower. If the conditions precedent set forth in Section 4 cannot be satisfied on the date Borrower is obligated to make, but fails to make, a reimbursement of a payment under a Letter of Credit, the funding by Lenders pursuant to subsection (d) above shall be deemed to be a funding by each Lender of its risk participation in such Letter of Credit, and each Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its reimbursement, in the claim of Letter of Credit Issuer against Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim. Such funds shall be payable by Lenders upon demand of Agent, and shall bear interest at a rate per annum equal to the daily Federal Funds Rate from the date of the payment by the Letter of Credit Issuer to the date upon which the applicable Lender funds its Loan or risk participation, as the case may be.

                (f) Special Provisions Relating to Evergreen Letters of Credit. Borrower may request Letters of Credit that have automatic extension or renewal provisions ("evergreen" Letters of Credit) so long as Letter of Credit Issuer consents in its sole and absolute discretion thereto and has the right to not permit any such extension or renewal at least annually within a notice period to be agreed upon at the time each such Letter of Credit is issued. Once an evergreen Letter of Credit is issued, unless Agent has notified Letter of Credit Issuer that Requisite Lenders have elected not to permit such extension or renewal, the Credit Parties, Agent and Lenders shall be deemed to have authorized (but may not require) Letter of Credit Issuer to, in its sole and absolute discretion, permit the renewal of such evergreen Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date, and, unless directed by Letter of Credit Issuer, Borrower shall not be required to request such extension or renewal. Letter of Credit Issuer may, in its sole and absolute discretion elect not to permit an evergreen Letter of Credit to be extended or renewed at any time.

                (g) Obligations Absolute. The obligation of Borrower to pay to Letter of Credit Issuer the amount of any payment made by Letter of Credit Issuer under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower's obligation shall not be affected by any of the following circumstances:

                        (i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                        (ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;

                        (iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against Letter of Credit Issuer, Agent or any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

                        (iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

                        (v) payment by Letter of Credit Issuer in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit; or any payment made by Letter of Credit Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws;

                        (vi) the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

                        (vii) the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

                        (viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

                        (ix) any failure or delay in notice of shipments or arrival of any property;

                        (x) any error in the transmission of any message relating to a Letter of Credit not caused by Letter of Credit Issuer, or any delay or interruption in any such message;

                        (xi) any error, neglect or default of any correspondent of Letter of Credit Issuer in connection with a Letter of Credit;

                        (xii) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of Letter of Credit Issuer;

                        (xiii) so long as Letter of Credit Issuer in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to Letter of Credit Issuer in connection with a Letter of Credit; and

                        (xiv) where Letter of Credit Issuer has acted without gross negligence or willful misconduct under any other circumstances whatsoever.

                In addition, Borrower will promptly examine a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with Borrower's instructions or other irregularity, Borrower will immediately notify Letter of Credit Issuer in writing. Borrower shall be conclusively deemed to have waived any such claim against Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

                (h) Role of Letter of Credit Issuer. Each Lender and Credit Party agree that, in paying any drawing under a Letter of Credit, Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Agent-Related Person nor any of the respective correspondents, participants or assignees of Letter of Credit Issuer shall be liable to any Lender for any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Requisite Lenders, as applicable; any action taken or omitted in the absence of gross negligence or willful misconduct; or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of Letter of Credit Issuer, shall be liable or responsible for any of the matters described in subsection
(g) above. In furtherance and not in limitation of the foregoing, Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

                (i) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Letter of Credit Issuer, its correspondents, and beneficiaries will be governed by (i) with respect to standby Letters of Credit, the rules of the "International Standby Practices 1998" (ISP98) or such later revision as may be published by the International Chamber of Commerce (the "ICC"), and (ii) with respect to commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the ICC on the date any commercial Letter of Credit is issued, and including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro).

                (j) Letter of Credit Fee. On each Applicable Payment Date, Borrower shall pay to Agent in arrears, for the account of each Lender in accordance with its Pro Rata Share, a Letter of Credit fee in an amount equal to
(a) the actual daily maximum amount available to be drawn under each Letter of Credit since the later of the Closing Date and the previous Applicable Payment Date times (b) the indicated Applicable Margin for Letters of Credit plus, during any period that an Event of Default has occurred and is continuing, an additional 2% per annum. The minimum fee for any single Letter of Credit shall be $750 per annum.

                (k) Fronting Fee and Documentary and Processing Charges Payable to Letter of Credit Issuer. On each Applicable Payment Date, Borrower shall pay to Agent for the sole account of Letter of Credit Issuer a fronting fee in an amount to 1/8 of 1% per annum on the daily average face amount thereof, payable quarterly in arrears on each Applicable Payment Date. In addition, Borrower shall pay directly to Letter of Credit Issuer, upon demand, for its sole account its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any Letter of Credit Action or other occurrence relating to a Letter of Credit for which such charges are customarily made. Such fees and charges are nonrefundable.

        2.04 Swing Line.

                (a) Subject to the terms and conditions set forth in this Agreement, Swing Line Lender agrees to make Swing Line Loans until the Termination Date in such amounts as Borrower may from time to time request; provided that (i) the aggregate principal amount of all Swing Line Loans shall not exceed the Swing Line Sublimit, and (ii) the Outstanding

Obligations of each Lender shall not exceed such Lender's Commitment and the Outstanding Obligations of all Lenders shall not exceed the combined Commitments or the Borrowing Base at any time. Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon Requisite Notice to Borrower. Without the consent of Requisite Lenders and Swing Line Lender, no Swing Line Loan shall be made during the continuation of a Default. Borrower may borrow, repay and reborrow under this Section.

                (b) Unless notified to the contrary by Swing Line Lender, Borrower may request Swing Line Loans in the Minimum Amount therefor upon Requisite Notice made to Swing Line Lender not later than the Requisite Time therefor. Each such request for a Swing Line Loan shall constitute a representation and warranty by Borrower that the conditions set forth in Sections 4.02(a) and (b) are satisfied. Promptly after receipt of such request, Swing Line Lender shall obtain telephonic verification from the Agent that there is availability for such Swing Line Loan under the Revolving Commitments. Unless notified to the contrary by the Swing Line Lender, each repayment of a Swing Line Loan shall be made directly to Swing Line Lender in the Minimum Amount therefor by payment or debit at a demand deposit account at the Swing Line Lender. Swing Line Lender shall promptly notify the Agent of the Swing Loan Outstandings each time there is a change therein. Upon the making of a Swing Line Loan, each Lender shall be deemed to have purchased from Swing Line Lender a risk participation therein in an amount equal to that Lender's Pro Rata Share times the amount of such Swing Line Loan.

                (c) Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the rate of interest payable on Base Rate Loans (plus the Applicable Margin, if any) and shall be payable on the Applicable Payment Dates for Base Rate Loans. The interest payable on Swing Line Loans is solely for the account of Swing Line Lender.

                (d) Borrower shall repay each Swing Line Loan on the earliest of
(i) the fifth Business Day after it is made, (ii) upon demand made by Swing Line Lender and (iii) the Termination Date. Borrower shall repay the principal amount of each Swing Line Loan by payment directly to Swing Line Lender or by debit at a demand deposit account at the Swing Line Lender not later than the Requisite Time for payments hereunder. If the conditions precedent set forth in Section
4.02 can be satisfied, Borrower may request a Borrowing of Loans to repay Swing Line Lender pursuant to Section 2.02, or, failing to make such request, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans on such payment date pursuant to subsection (f) below.

                (e) If Borrower fails to timely make any principal of or interest payment on Swing Line Loans, Swing Line Lender shall notify the Agent of such fact and the unpaid amount. The Agent shall promptly notify each Lender of its Pro Rata Share of such amount by Requisite Notice. Each Lender shall make funds, in an amount equal to its Pro Rata Share of such amount, available to the Agent at the Agent's Office not later than the Requisite Time for payments hereunder on the following Business Day. The obligation of each Lender to make such payment shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such payment shall not relieve or otherwise impair the obligation of Borrower to repay Swing Line Lender for any amount of Swing Line Loans, together with interest as provided herein.

                (f) If the conditions precedent set forth in Section 4.02 can be satisfied (except for the giving of a Credit Request) on any date Borrower is obligated to make, but fails to make, a repayment of Swing Line Loans, the funding by the Lenders pursuant to subsection (d) above shall be deemed to be part of a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor) requested by Borrower. If the conditions precedent set forth in
Section 4.02 cannot be satisfied on the date Borrower is obligated to make, but fails to make, such payment, the funding by the Lenders pursuant to subsection
(d) above shall be deemed to be a funding by each Lender of its participation in such Swing Line Loans, and such funds shall be payable by Borrower upon demand and shall bear interest at the Default Rate, and each Lender making such funding shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of Swing Line Lender against Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim.

        2.05 Prepayments.

                (a) Upon Requisite Notice to Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans in part in the Minimum Amount therefor or in full. Agent will promptly notify each Lender thereof and of such Lender's Pro Rata Share of such prepayment. Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.05.

                (b) If for any reason the Outstanding Obligations exceed the combined Commitments or the Borrowing Base as, in either case, in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Loans and/or deposit cash in a Letter of Credit Cash Collateral Account in an aggregate amount equal to such excess.

        2.06 Reduction or Termination of Commitments.

                (a) Each reduction of the Commitments required or permitted by this Section 2.06 is separate and cumulative, so that any one such reduction shall not diminish any other such reduction, and the reductions applicable to the Commitments on any date shall be the aggregate amount of the reductions occurring on or before such date. Each Lender's Commitment shall be reduced by an amount equal to such Lender's Pro Rata Share times the amount of each such reduction. To the extent not theretofore terminated pursuant to other provisions of this Agreement, all Commitments shall terminate on the Termination Date and all Loans then outstanding shall be due and payable on such date together with accrued interest thereon.

                (b) Upon Requisite Notice to Agent not later than the Requisite Time therefor, Borrower may (i) at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Commitments in a Minimum Amount therefor to an amount not less than the greater of the Outstanding Obligations at such time and $27,000,000 or (ii) at any time terminate the Commitments. Any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Commitments being reduced or terminated and any payments required by Section 2.05(b).

Agent shall promptly notify Lenders of any such request for reduction or termination of the Commitments.

        2.07 Principal and Interest.

                (a) If not sooner paid, Borrower agrees to pay the outstanding principal amount of each Loan on the Termination Date.

                (b) Subject to subsection (c) below, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to the interest rate determined in accordance with the definition of such type of Loan, plus, to the extent applicable in each case, the Applicable Margin.

                (c) If any interest or other amount payable by any Credit Party under any Loan Document is not paid when due (without regard to any applicable grace periods), it shall thereafter bear interest (after as well as before entry of judgment thereon to the extent permitted by law) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be payable upon demand.

        2.08 Fees.

                (a) Commitment Fee. Borrower shall pay to Agent for the account of each Lender pro rata according to its Pro Rata Share, a commitment fee equal to the Applicable Margin times the average daily amount by which the combined Commitments exceed the Outstanding Obligations including Letter of Credit Usage). The commitment fee shall accrue at all times from the Closing Date until the Termination Date and shall be payable quarterly in arrears on each Applicable Payment Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. The commitment fee shall accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

                (b) Agency Fees. Borrower shall pay to Agent an agency fee in such amounts and at such times as set forth in a separate letter agreement between Borrower and Agent. The agency fee is for the services to be performed by Agent in acting as Agent and is fully earned on the date paid. The agency fee paid to Agent is solely for its own account and is nonrefundable.

                (c) Arrangement Fee. On the Closing Date, Borrower shall pay to Agent an arrangement fee in the amount set forth in a separate letter agreement between Borrower and Agent. Such arrangement fee is for the services of Agent in arranging the credit facilities under this Agreement and is fully earned on the date paid. The arrangement fee paid to Agent is solely for its own account and is nonrefundable.

        2.09 Computation of Interest and Fees. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

        2.10 Making Payments.

                (a) Except as otherwise provided herein, all payments by Borrower or any Lender shall be made to Agent at Agent's Office not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America. All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

                (b) Upon satisfaction of any applicable terms and conditions set forth herein, Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows: (i) if payable to Borrower, by crediting the Designated Deposit Account, and (ii) if payable to any Lender, by wire transfer (or any other means providing immediately available funds) to such Lender at its Lending Office.

                (c) Subject to the definition of "Interest Period," if any payment to be made by any Credit Party shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

                (d) Unless Borrower or any Lender has notified Agent prior to the date any payment to be made by it is due, that it does not intend to remit such payment, Agent may, in its sole and absolute discretion, assume that Borrower or Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to Agent in immediately available funds, then:

                        (i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by Agent to such Lender to the date such amount is repaid to Agent at the Federal Funds Rate; and

                        (ii) if any Lender failed to make such payment, Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent promptly shall notify Borrower, and Borrower shall pay such corresponding amount to Agent. Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent, (A) from such Lender at a rate per annum equal to the daily Federal Funds Rate and (B) from Borrower, at a rate per annum equal to the interest rate applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

                (e) If Agent or any Lender is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official under any proceeding under Debtor Relief Laws, any portion of a payment made by Borrower, each Lender shall, on demand of Agent, return it share of the amount to be returned, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the daily Federal Funds Rate.

        2.11 Direct Debit.

                (a) Borrower agrees that interest and principal payments and any fees may be deducted automatically on the due date from Borrower's account number 4390000761, or such other of Borrower's accounts with Agent as designated in writing by the Borrower.

                (b) Agent is authorized to debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

                (c) Borrower will maintain sufficient funds in the account on the dates Agent enters debits authorized by this Agreement. If there are insufficient funds in the account on the date Agent enters any debit authorized by this Agreement, the debit will be reversed.

        2.12 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

        2.13 Security and Guaranty.

                (a) All obligations of the Borrower and the Guarantors under this Agreement, the Notes, the Guaranty, and all other Loan Documents, and the obligations of the Borrower to Reference Bank in respect of any Swap Contracts or cash management arrangements, shall be secured in accordance with the Collateral Documents.

                (b) All obligations of the Borrower under this Agreement, the Notes, and all other Loan Documents, and the obligations of the Borrower to Reference Bank in respect of any Swap Contracts or cash management arrangements, shall be unconditionally guaranteed by each Guarantor pursuant to the Guaranty.

                                   SECTION 3.
                     TAXES, YIELD PROTECTION AND ILLEGALITY

        3.01 Taxes.

                (a) Any and all payments by Borrower to or for the account of Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Agent and any Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Agent or any Lender,
(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, Borrower shall furnish to Agent (who shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

                (b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

                (c) If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Taxes from or in respect of any sum payable under any Loan Document to Agent or any Lender, Borrower shall also pay to such Lender or Agent (for the account of such Lender), at the time interest is paid, such additional amount that the respective Lender specifies as necessary to preserve the after-tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) such Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made.

                (d) Borrower agrees to indemnify Agent and each Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Agent and such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

        3.02 Illegality. If any Lender determines that any Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by Lender to Borrower through Agent, any obligation of that Lender to make Offshore Rate Loans shall be suspended until Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or Convert all Offshore Rate Loans of that Lender, either on the last day of the Interest Period thereof, if Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Offshore Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

        3.03 Inability to Determine Rates. If, in connection with any Credit Request involving any Offshore Rate Loan, Agent determines that (a) Dollar deposits are not being offered to banks in the applicable offshore dollar market for the Applicable Margin and Interest Period of the requested Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Offshore Rate Loan, or (c) such underlying interest rate does not adequately and fairly reflect the cost to Lender of funding such Offshore Rate Loan, Agent will promptly notify Borrower and all Lenders. Thereafter, the obligation of all Lenders to make or maintain such Offshore Rate Loan shall be suspended until Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of Offshore Rate Loans or, failing that, be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

        3.04 Increased Cost and Reduced Return; Capital Adequacy.

                (a) If any Lender determines that any Laws:

                        (i) subject such Lender to any Tax, duty, or other charge with respect to any Offshore Rate Loans or its obligation to make Offshore Rate Loans, or change the basis on which taxes are imposed on any amounts payable to such Lender under this Agreement in respect of any Offshore Rate Loans;

                        (ii) shall impose or modify any reserve, special deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Offshore Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (including its Commitment); or

                        (iii) shall impose on such Lender or on the offshore Dollar interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing, or maintaining any Offshore Rate Loans or to reduce any sum received or receivable by such Lender under this Agreement with respect to any Offshore Rate Loans, then from time to time upon demand of Lender (which such demand shall be made within 6 months of the date that such Lender should have in the exercise of reasonable diligence ascertained the appropriate liquidated amount and shall be made with a copy to Agent),

Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

                (b) If any Lender determines that any change in or the interpretation of any Laws have the effect of reducing the rate of return on the capital of such Lender or compliance by such Lender (or its Lending Office) or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (which such demand shall be made within 6 months of the date that such Lender should have in the exercise of reasonable diligence ascertained the appropriate liquidated amount and shall be made with a copy to Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

        3.05 Breakfunding Costs. Upon demand of any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

                (a) any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

                (b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

                (c) any assignment, in whole or in part, of any Commitments or Loans made by Reference Bank within 180 days of the Closing Date;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

        3.06 Matters Applicable to all Requests for Compensation.

                A certificate of Agent or any Lender claiming compensation under this Section 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of clearly demonstrable error. In determining such amount, Agent or such Lender may use any reasonable averaging and attribution methods. For purposes of this Section 3, a Lender shall be deemed to have funded each Offshore Rate Loan at the Offshore Base Rate used in determining the Offshore Rate for such Loan by a matching deposit or other borrowing in the offshore Dollar interbank market, whether or not such Offshore Rate Loan was in fact so funded.

        3.07 Survival. All of Borrower's obligations under this Section 3 shall survive termination of the Commitments and payment in full of all Obligations.

                                   SECTION 4.
                  CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

        4.01 Conditions of Initial Extension of Credit. The obligation of each Lender to make its initial Extension of Credit hereunder is subject to satisfaction of the following conditions precedent:

                (a) Unless waived by all Lenders (or by Agent with respect to immaterial matters or to items specified in subsection (iv) below with respect to which Borrower has given assurances satisfactory to Agent that they will be delivered promptly following the Closing Date, or by Requisite Lenders with respect to items specified in subsection (v) below), Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated on, or in the case of third-party certificates, recently before the Closing Date and each in form and substance satisfactory to Agent and its legal counsel:

                        (i) executed counterparts of this Agreement, sufficient in number for distribution to Agent, Lenders and Borrower;

                        (ii) Notes executed by Borrower in favor of each Lender requesting a Loan Note, each in a principal amount equal to that Lender's Commitment;

                        (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer thereof;

                        (iv) such evidence as Agent may reasonably require to verify that each Credit Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each Credit Party's Organization Documents, certificates of good standing and/or qualification to engage in business, tax clearance certificates, and the like;

                        (v) the Base Financial Statements, accompanied by (A) a certificate signed by a Responsible Officer of Borrower certifying (1) that the conditions specified in Sections 4.01(c) and (d) have been satisfied and (2) that there has been no event or circumstance since the date of the Base Financial Statements which has a Material Adverse Effect and (B) a review letter by Arthur Andersen, L.L.P. concerning the method of preparation and apparent conformity to GAAP of such Base Financial Statements, which shall be in form and substance acceptable to Agent;

                        (vi) an opinion of counsel to Borrower, Guarantors, and the other Credit Parties substantially in the form of Exhibit E hereto;

                        (vii) a fully completed and duly executed (i) Compliance Certificate using a determination date as of the fiscal quarter ending June 30, 2000, and calculated on a pro forma basis using reasonable assumptions so as to show the effect of the Extensions of Credit to be made on the Closing Date and
(ii) Borrowing Base Certificate using a determination date as of the calendar month ending June 30, 2000;

                        (viii) the Guaranty, executed by each Subsidiary of Borrower, if any, required to be a party thereto on the Closing Date pursuant to
Section 6.13;

                        (ix) the Collateral Documents, executed by the Borrower and the Guarantors, in appropriate form for recording, where necessary, together with:

                                (A) a duly completed Perfection Certificate for
                Borrower and each Guarantor;

                                (B) acknowledgment copies of all UCC-1 financing
                statements filed, registered or recorded to perfect the security interests of the Agent for the benefit of the Lenders, or other evidence satisfactory to the Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Agent for the benefit of the Lenders in accordance with applicable law;

                                (C) written advice relating to such Lien and
                judgment searches as the Agent shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

                                (D) all certificates and instruments
                representing the Pledged Collateral, stock transfer powers executed in blank with signatures guaranteed as the Agent may specify;

                                (E) evidence that all other actions necessary
                or, in the opinion of the Agent or the Lenders, desirable to perfect and protect the first priority security interest created by the Collateral Documents have been taken;

                                (F) funds sufficient to pay any filing or
                recording tax or fee in connection with any and all UCC-1 financing statements and the Mortgages;

                                (G) such consents, estoppels, rights of entry
                and removal, subordination agreements, control agreements and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to, or having an interest in or controlling or in the possession of, any Collateral as to which the Agent shall be granted a Lien for the benefit of the Lenders, as requested by the Agent or any Lender;

                                (H) evidence that all other actions necessary
                or, in the opinion of the Agent or the Lenders, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Agent's ability to preserve and protect its interests in and access to the Collateral, have been taken; and

                                (I) certificates of insurance and standard
                lenders' payable endorsements with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Borrower;

                        (x) Evidence that the Borrower shall have received not less than: (A) $11,000,000 in cash or contributed assets (other than the Excluded Receivable) from the issuance by the Borrower of Preferred Stock and
(B) $14,000,000 in cash or contributed assets (other than the Excluded Receivable) from the issuance of common stock and that, after giving effect thereto, Borrower has a Consolidated Net Worth, after deducting the amount of the Excluded Receivable, of not less than $25,000,000;

                        (xi) written evidence that the Existing Credit Agreement has been or will be concurrently terminated and all Liens securing obligations under the Existing Credit Agreement have been or will be concurrently released;

                        (xii) fully executed duplicate originals of each of the Intercompany Agreements;

                        (xiii) fully executed subordination agreements from each of the Excluded Subsidiaries; and

                        (xiv) such other assurances, certificates, documents, consents or opinions as Agent, Letter of Credit Issuer or the Requisite Lenders reasonably may require.

                (b) Any fees required to be paid on or before the Closing Date shall have been paid.

                (c) The representations and warranties made by Borrower herein, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct on and as of the Closing Date.

                (d) Each Credit Party shall be in compliance with all the terms and provisions of the Loan Documents to which it is a party, and no Default shall have occurred and be continuing.

                (e) Unless waived by Agent, Borrower shall have paid all Attorney Costs of Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Agent).

        4.02 Conditions to all Extensions of Credit.In addition to any applicable conditions precedent set forth elsewhere in this Section 4 or in
Section 2, the obligation of each Lender to honor any Extension of Credit is subject to the following conditions precedent after giving effect to such Extension of Credit:

                (a) the representations and warranties of Borrower contained in
Section 5, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to any earlier date;

                (b) no Default exists, or would result from such proposed Extension of Credit.

                (c) Agent shall have timely received a Credit Request by Requisite Notice by the Requisite Time therefor;

                (d) The total amount of the Outstanding Obligations of all Lenders does not exceed the Borrowing Base, as set forth in the most recent Borrowing Base Certificate delivered pursuant to Section 6.01;

                (e) Neither the Agent nor any Lender shall have received from the Borrower any notice that any Collateral Document will no longer secure on a first priority basis future advances or future Loans to be made or extended under this Agreement.

                (f) Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Requisite Lenders may reasonably request.

Each Credit Request by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied and on and as of the date of such Extension of Credit.

                                   SECTION 5.
                         REPRESENTATIONS AND WARRANTIES

                Borrower represents and warrants to Agent and Lenders that:

        5.01 Existence and Qualification; Power; Compliance with Laws. Each Credit Party is a corporation, partnership or limited liability company, as the case may be, duly organized or formed, validly existing and in good standing under the Laws of the state of its incorporation or organization, has the power and authority and the legal right to own and operate its properties, to lease the properties it operates and to conduct its business, is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and is in compliance with all Laws except to the extent that noncompliance does not have a Material Adverse Effect.

        5.02 Power; Authorization; Enforceable Obligations. Each Credit Party has the power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party and Borrower has power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents. The Loan Documents have been duly executed and delivered by each Credit Party, and constitute a legal, valid and binding obligation of each Credit Party, enforceable against each Credit Party in accordance with their respective terms.

        5.03 No Legal Bar. The execution, delivery, and performance by each Credit Party of the Loan Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of such Credit Party and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) any Organization Documents of such Credit Party or any of its Subsidiaries, (ii) any applicable Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any Contractual Obligation of such Credit Party or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (b) constitute a default under any such agreement or instrument, or (c) result in, or require, the creation or imposition of any Lien on any of the properties of such Credit Party or any of its Subsidiaries.

        5.04 Financial Statements; No Material Adverse Effect.

                (a) The Base Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (other than an excessive amount of loan loss reserve and related provision for bad debts); (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

                (b) Since the date of the Base Financial Statements, there has been no event or circumstance which has a Material Adverse Effect.

        5.05 Litigation. No litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the knowledge of Borrower after due and diligent investigation, threatened by or against any Credit Party or any of its Subsidiaries or against any of their properties or revenues which, if determined adversely, could have a Material Adverse Effect.

        5.06 No Default. Neither any Credit Party nor any of their respective Subsidiaries are in default under or with respect to any Contractual Obligation which could have a Material Adverse Effect, and no Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, or the making of the Extensions of Credit hereunder.

        5.07 Ownership of Property; Liens. Borrower and its Subsidiaries have valid fee or leasehold interests in all real property which they use in their respective businesses, and Borrower and its Subsidiaries have good and marketable title to all their other property, and none of such property is subject to any Lien, except as permitted in Section 7.02.

        5.08 Taxes. Each Credit Party and its Subsidiaries have filed all Federal and state income and other material tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by such Credit Party or its respective Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, and (b) immaterial taxes; provided that in each case no material item or portion of property of any Credit Party or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

        5.09 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

                (a) Neither Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Extensions of Credit hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of such Board of Governors.

                (b) Neither Borrower nor any of its Subsidiaries (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

        5.10 ERISA Compliance.

                (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the IRC, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan.

                (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that has a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has a Material Adverse Effect.

                (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

        5.11 Intangible Assets. Borrower and its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are material to the conduct of their respective businesses as now operated, and none of such items, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict has a Material Adverse Effect.

        5.12 Compliance With Laws. Borrower and its Subsidiaries are in compliance in all material respects with all Laws that are applicable to it.

        5.13 Environmental Compliance. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims do not, individually or in the aggregate, have a Material Adverse Effect.

        5.14 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Subsidiary operates.

        5.15 Disclosure. No statement, information, report, representation, or warranty made by any Credit Party in any Loan Document to which it is a party or furnished to Agent or any Lender in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

        5.16 Collateral Documents.

                (a) The provisions of each of the Collateral Documents are effective to create in favor of the Agent for the benefit of the Lenders, a legal, valid and enforceable first priority security interest in all right, title and interest of the Borrower and its Subsidiaries in the collateral described therein; and financing statements have been filed in the offices in all of the jurisdictions listed in the schedule to the Security Agreement and each such Security Agreement has been filed in the U.S. Patent and Trademark Office and the U.S. Copyright Office.

                (b) All representations and warranties of the Borrower and any of its Subsidiaries party thereto contained in the Collateral Documents are true and correct.

                                   SECTION 6.
                              AFFIRMATIVE COVENANTS

                So long as any Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall, and shall (except in the case of Borrower's reporting covenants), cause each of its Subsidiaries, to:

        6.01 Financial Statements. Deliver to Agent and each Lender in form and detail satisfactory to Agent and the Requisite Lenders, with sufficient copies for each Lender:

                (a) as soon as available, but in any event within 100 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Requisite Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions (other than an excessive amount of loan loss reserve and related provision for bad debts) not reasonably acceptable to the Requisite Lenders, together with a consolidating balance sheet in reasonable detail of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidating statement of income for such fiscal year, setting forth, in each case, in comparative form the figures for the previous fiscal year, all certified by a Responsible Officer of Borrower;

                (b) as soon as available, but in any event within 30 days after the end of each calendar month, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such month, and the related consolidated and consolidating statements of income and cash flows for such month and for the portion of Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

                (c) as soon as available, but in any event no later than 30 days prior to the beginning of any fiscal year, Financial Projections for such fiscal year.

        6.02 Certificates, Notices and Other Information. Deliver to Agent and each Lender in form and detail satisfactory to Agent and the Requisite Lenders:

                (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

                (b) Within 15 days after the end of each calendar month, commencing with the last day of the calendar month immediately following the Closing Date, a completed Borrowing Base Certificate of a Responsible Officer of Borrower and calculated as of the end of such calendar month and accompanied by the schedules and attachments therein referenced;

                (c) promptly after request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

                (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto;

                (e) promptly after the occurrence thereof, notice of any Default;

                (f) promptly after the occurrence thereof, notice of any material change in accounting policies or financial reporting practices by Borrower or any of its Subsidiaries;

                (g) promptly after the commencement thereof, notice of any litigation, investigation or proceeding affecting any Credit Party where the amount involved exceeds the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief, if granted, has a Material Adverse Effect;

                (h) promptly after the occurrence thereof, notice of any Reportable Event with respect to any Plan or the intent to terminate any Plan, or the institution of proceedings or the taking or expected taking of any other action to terminate any Plan or withdraw from any Plan;

                (i) promptly after the occurrence thereof, notice of any Material Adverse Effect;

                (j) promptly of any discovery or determination that any computer application (including those of its suppliers and vendors) that is material to any Credit Parties' or any of their Subsidiaries' business and operations is not Year 2000 Compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect; and

                (k) promptly, such other data and information as from time to time may be reasonably requested by Agent, or, through Agent or any Lender.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.

        6.03 Payment of Taxes. Pay and discharge when due all material taxes, assessments, and governmental charges, Ordinary Course Liens or levies imposed on any Credit Party or its Subsidiaries or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy which is an Ordinary Course Lien under subsection (b) of the definition of such term.

        6.04 Preservation of Existence. Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except where failure to do so does not have a Material Adverse Effect.

        6.05 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its properties.

        6.06 Maintenance of Insurance. In addition to insurance requirements set forth in the Collateral Documents, the Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance, the respective amounts of which shall not be reduced, terminated or permitted to lapse by the Borrower in the absence of 10 days' prior notice to the Agent. All such insurance (other than worker's compensation) shall name the Agent as loss payee/mortgagee and as additional insured (as its interests shall appear), for the benefit of the Lenders, as their interests may appear. All casualty and any key man insurance maintained by the Borrower shall name the Agent as loss payee and all liability insurance shall name the Agent as additional insured for the benefit of the Lenders, as their interests may appear. Upon request of the Agent or any Lender, the Borrower shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Borrower (and, if requested by the Agent, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

        6.07 Compliance With Laws.

                (a) Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

                (b) Conduct its operations and keep and maintain its property in compliance with all Environmental Laws, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

                (c) Comply in all material respects with all laws, regulations and directives with respect to consumer finance, insurance and travel agency, including the California Unruh Act, California Civil Code Sections 1799.90 et seq., the Federal Truth in Lending Act, the Federal Equal Credit Act, the rules and regulations of the State of California Department of Insurance and the rules and regulations of the Airline Reporting Corporation, all as may be amended; provided that this Section 6.07(c) shall not prevent Borrower or its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such Laws, regulations or directives by appropriate legal proceedings on a basis consistent with the other provisions of this Agreement so long as such contest could not reasonably be expected to have a Material Adverse Effect.

        6.08 Inspection Rights. At any time during regular business hours and as often as reasonably requested, permit Agent or any Lender, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from the Credit Parties' records and books of account and to visit and inspect their properties, to audit and examine Collateral, and to discuss their affairs, finances and accounts with any of their officers and key employees, and, upon request, furnish promptly to Agent or any Lender true copies of all financial information and internal management reports made available to their senior management.

        6.09 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or any of its Subsidiaries.

        6.10 Compliance with ERISA. Cause, and cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the IRC and other federal or state law;
(b) cause each Plan which is qualified under Section 401(a) of the IRC to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the IRC.

        6.11 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would not cause a Default,
(b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith does not have a Material Adverse Effect.

        6.12 Use of Proceeds. Use the proceeds of Extensions of Credit to finance the creation of consumer finance receivables by Borrower and its Subsidiaries and for other lawful general corporate purposes not otherwise in contravention of this Agreement.

        6.13 Guarantors. Cause each Subsidiary, other than the Excluded Subsidiaries, in existence on the Closing Date to become a party to the Guaranty on the Closing Date; and with respect to the period after the Closing Date, immediately upon any Person becoming a Subsidiary, (a) cause such Subsidiary to become a party to the Guaranty and the Security Agreement as a Guarantor and (b) deliver, or cause such Subsidiary to deliver, to the Agent items relating to such Subsidiary and of the type specified in Section 4.01(a)(iv), (v), (vii) and
(xi).

        6.14 Further Assurances.

                (a) The Borrower shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

                (b) Promptly upon request by the Agent or the Requisite Lenders, the Borrower shall (and shall cause any of its Subsidiaries to) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or such Lenders, as the case may be, may reasonably require from time to time in order
(i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

                                   SECTION 7.
                               NEGATIVE COVENANTS

                So long as any Obligations remain unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

        7.01 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                (a) Ordinary Course Indebtedness;

                (b) Indebtedness outstanding on the date hereof and listed on
Schedule 7.01 and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder;

                (c) Indebtedness secured by Liens permitted pursuant to Section
7.02 (c), (d), or (e) and not exceeding $250,000 in the aggregate at any time;
and

                (d) Unsecured Indebtedness not exceeding $500,000 in the aggregate at any time.

        7.02 Liens and Negative Pledges. Incur, assume or suffer to exist, any Lien or Negative Pledge upon any of its property, assets or revenues, whether now owned or hereafter acquired, except (the following being "Permitted Liens"):

                (a) Liens and Negative Pledges existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.01(a);

                (b) Ordinary Course Liens;

                (c) Liens existing on property of any business entity at the time of acquisition of or merging with or consolidating with such business entity by Borrower or a Subsidiary, so long as such Liens were not incurred, extended or renewed in contemplation of the acquisition of or merging with or consolidating with such business entity, provided that (i) the Lien shall attach solely to the property of the business entity so acquired or merged with or consolidated with, (ii) at the time of acquisition of or merging with or consolidating with such business entity, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on the property of such business entity, whether or not assumed by Borrower or a Subsidiary, shall not exceed an amount equal to the lesser of the total purchase price or fair market value of such business entity at the time of acquisition of or merging with or consolidating with such business entity (as determined in good faith by one or more officers of Borrower or any Subsidiary, as the case may be, to whom authority to enter into the transaction has been delegated by the board of directors of Borrower or any Subsidiary, as the case may be), and (iii) the aggregate principal amount of all Indebtedness secured by such Liens shall be permitted by the limitations set forth in Section 7.01(c);

                (d) Liens given to secure the payment of the purchase price incurred in connection with the acquisition or construction of property (other than accounts or inventory) useful and intended to be used in carrying on the business of Borrower or a Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof, or Liens incurred within 365 days of such acquisition or the completion of such construction, provided that
(i) the Lien shall attach solely to the property acquired, purchased or constructed, (ii) at the time of acquisition or construction of such property, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by Borrower or a Subsidiary, shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition or construction of such property (as determined in good faith by one or more officers of Borrower or any Subsidiary, as the case may be, to whom authority to enter into the transaction has been delegated by the board of directors of Borrower or any Subsidiary, as the case may be), and
(iii) the aggregate principal amount of all Indebtedness secured by such Liens shall be permitted by the limitations set forth in Section 7.01(c); and

                (e) any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (c) and (d) of this Section 7.02; provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Indebtedness secured thereby shall not be increased on or after the date of any extension, renewal or replacement, (iii) the weighted average life to maturity of the Indebtedness secured by such Liens shall not be reduced, (iv) the aggregate principal amount of all Indebtedness secured by such Liens shall be permitted by the limitations set forth in Section 7.01(c), and (v) at such time and immediately after giving effect thereto, no Default shall have occurred and be continuing.

        7.03 Fundamental Changes. Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, except, that so long as no Default exists or would result therefrom:

                (a) any Subsidiary of Borrower other than an Excluded Subsidiary may merge with (i) Borrower provided that Borrower shall be the continuing or surviving corporation, (ii) with any one or more Subsidiaries of Borrower other than an Excluded Subsidiary, and (iii) with any joint ventures, partnerships and other Persons, so long as such joint ventures, partnerships and other Persons will, as a result of making such merger and all other contemporaneous related transactions, become a Subsidiary of Borrower; provided that when any wholly-owned Subsidiary of Borrower is merging into another Subsidiary of Borrower, the wholly-owned Subsidiary of Borrower shall be the continuing or surviving Person; and

                (b) any Subsidiary of Borrower may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or any of its Subsidiaries other than an Excluded Subsidiary; provided that when any wholly-owned Subsidiary of Borrower is selling all or substantially all of its assets to another Subsidiary of Borrower, the Subsidiary acquiring such assets shall be a wholly-owned Subsidiary of Borrower.

        7.04 Dispositions. Make any Dispositions, except:

                (a) Ordinary Course Dispositions; and

                (b) Dispositions permitted by Section 7.03(b).

        7.05 Investments. Make any Investments, except:

                (a) Investments (other than in an Excluded Subsidiary) existing on the date hereof;

                (b) Investments in Excluded Subsidiaries which do not at any time exceed $225,000 in the aggregate for all Excluded Subsidiaries taken as a whole (provided that in determining the amount of such Investment there shall not be included any asset of an Excluded Subsidiary consisting of Indebtedness owed to the Excluded Subsidiaries by CFAC on the Closing Date in an aggregate amount not exceeding $5,265,000);

                (c) Ordinary Course Investments;

                (d) Investments permitted by Section 7.03(a); and

                (e) Investments, including Investments in new Subsidiaries, not exceeding $6,000,000 in the aggregate during the term of this Agreement.

        7.06 Lease Obligations. Create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except the following (which shall in any case be subject to the limitations of Section 7.14(e)):

                (a) leases in existence on the date hereof and any renewal, extension or refinancing thereof; and

                (b) leases (other than capital leases) entered into or assumed by Borrower or any of its Subsidiaries after the date hereof in the ordinary course of business.

        7.07 Restricted Payments. Make any Restricted Payments, except:

                (a) so long as no Default has occurred and is continuing or would result therefrom, Borrower may pay dividends on the Preferred Stock in an amounts not exceeding in any fiscal quarter the lesser of $357,500 or 3.25% of the liquidation preference of the outstanding Preferred Stock;

                (b) wholly-owned Subsidiaries of Borrower may purchase or redeem their securities from Borrower;

                (c) Borrower may pay accrued Tax Sharing Amounts to CFAC; and

                (d) so long as no Default has occurred and is continuing or would result therefrom, Borrower may pay dividends on its common stock in an amount not exceeding in any fiscal year, 25% of Consolidated Net Income for such fiscal year.

        7.08 ERISA. At any time engage in a transaction which could be subject to Sections 4069 or 4212(c) of ERISA, or permit any Pension Plan to (a) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the IRC); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), which, with respect to each event listed above, has a Material Adverse Effect.

        7.09 Change in Nature of Business. Make any material change in the nature of the business of Borrower or any of its Subsidiaries as conducted and as proposed to be conducted as of the date hereof.

        7.10 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than arm's-length transactions with Affiliates that are otherwise permitted hereunder.

        7.11 Limitations on Upstreaming. Agree to any restriction or limitation on the making of Restricted Payments or transferring of assets from any Subsidiary of Borrower to Borrower.

        7.12 Preferred Stock. Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, modification, supplement, waiver or termination of any of the provisions of any Preferred Stock.

        7.13 Change in Auditors. Change the certified public accountants auditing the books of Borrower without the consent of the Requisite Lenders, which consent shall not be unreasonably withheld.

        7.14 Financial Covenants.

                (a) Capitalization. Permit Consolidated Net Worth, after deducting the amount of the Excluded Receivable, at any time to be less than $23,550,000.

                (b) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter of Borrower to be less than the ratio set forth below opposite such fiscal quarter:

          Fiscal Quarters Ending                       Minimum Ratio
   -----------------------------------------           -------------
   Through 2d fiscal quarter of the 2001
                  fiscal year                          1.75 to 1.00

   3d fiscal quarter of the 2001 fiscal year
                and thereafter                         2.25 to 1.00

                (c) Loss Allowance to Charge-Off Ratio. Permit the Loss Allowance to Charge-Off Ratio as of the end of any fiscal quarter of Borrower to be less than 1.05 to 1.00.

                (d) Leverage Ratio. Permit the Leverage Ratio at any time during any fiscal quarter to be greater than 2.00 to 1.00.

                (e) Lease Expense. Permit the consolidated lease and rental expense for it and its Subsidiaries during any four fiscal quarter period to exceed $150,000.

For the purpose of making any financial or other accounting determination under this Agreement, any obligation owed to the Borrower or any of its Subsidiaries shall be, unless sooner charged-off, deemed to have been charged off on the fiscal quarter during which such obligation first became more than 150 days past due (the determination of the amount of such charge-offs to be on a consolidated basis without duplication).

        7.15 Intercompany Agreements. Borrower will not, and will not permit any of its Subsidiaries or Affiliates to, (a) consent to any amendment, modification, supplement, waiver or termination of, (b) depart from the performance of any of the provisions of, any Intercompany Agreement, or (c) enter into any other additional similar arrangement with any Affiliate of the Borrower.

        7.16 Underwriting Guidelines. Borrower shall not, and shall not permit any of its Subsidiaries or Affiliates to, enter into any Consumer Contract (including any Consumer Mortgage Loan) which does not comply with the Underwriting Guidelines in all material respects.

                                   SECTION 8.
                         EVENTS OF DEFAULT AND REMEDIES

        8.01 Events of Default. Any one or more of the following events shall constitute an Event of Default:

                (a) Borrower fails to pay any principal on any Outstanding Obligation (other than fees) as and on the date when due; or

                (b) Borrower fails to pay any interest on any Outstanding Obligation or any commitment fees due hereunder within five days after the date when due; or fails to pay any other fees or amount payable to Agent or any Lender under any Loan Document within five days after the date when due; or

                (c) Any default occurs in the observance or performance of any agreement contained in Sections 6.01, 6.02, 6.08, 6.13, or 7; or

                (d) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

                (e) Any representation or warranty in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by any Credit Party pursuant to or in connection with any Loan Document proves to have been incorrect in any material respect when made or deemed made; or

                (f) (i) Any Credit Party (x) defaults in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount in excess of the Threshold Amount or (y) defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, Indebtedness having an aggregate principal amount in excess of the Threshold Amount to be demanded or become due (automatically or otherwise) prior to its stated maturity, or any Guaranty Obligation in such amount to become payable or cash collateral in respect thereof to be demanded, or any Credit Party is unable or admits in writing its inability to pay its debts as they mature; or (ii) the occurrence under any Swap Contract of an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any Termination Event occurs under any Swap Contract (as defined therein) as to which Borrower or any Subsidiary is an Affected Party (as so defined), which, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

                (g) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

                (h) A final judgment against any Credit Party is entered for the payment of money in excess of the Threshold Amount, or any non-monetary final judgment is entered against any Credit Party which has a Material Adverse Effect and, in each case if such judgment remains unsatisfied without procurement of a stay of execution within 30 calendar days after the date of entry of judgment or, if earlier, five days prior to the date of any proposed sale, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 calendar days after its issue or levy; or

                (i) Any Credit Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

                (j) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds the Threshold Amount; or (iii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

                (k) There occurs any Change of Control; or

                (l) Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guaranty; or the Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsection (i) of this Section occurs with respect to any Guarantor; or

                (m) Any Collateral Document shall for any reason (i) cease to be valid and binding on or enforceable against the Borrower or any Subsidiary party thereto or the Borrower or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder or (ii) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens; or

                (n) Any event occurs which has a Material Adverse Effect.

        8.02 Remedies Upon Event of Default. Without limiting any other rights or remedies of Agent or Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

                (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.01(i):

                        (i) the Requisite Lenders may request Agent to, and Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

                        (ii) Letter of Credit Issuer may, with the approval of Agent on behalf of the Requisite Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit Usage to be held in a Letter of Credit Cash Collateral Account.

                (b) Upon the occurrence of any Event of Default described in
Section 8.01(i):

                        (i) the Commitments and all other obligations of Agent or Lenders shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower;

                        (ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

                        (iii) an amount equal to the aggregate amount of all outstanding Letters of Credit Usage shall be immediately due and payable to Letter of Credit Issuer without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held in a Letter of Credit Cash Collateral Account.

                (c) Upon the occurrence of any Event of Default, Lenders and Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed to (but only with the consent of the Requisite Lenders) protect, exercise and enforce their rights and remedies under the Loan Documents against any Credit Party and such other rights and remedies as are provided by Law or equity.

                (d) Except as permitted by Section 10.05, no Lender may exercise any rights or remedies with respect to the Obligations without the consent of the Requisite Lenders in their sole and absolute discretion. The order and manner in which Agent's and Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole and absolute discretion. Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied first, to costs and expenses (including Attorney Costs) incurred by Agent and each Lender, second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Loans, and fourth, to the payment of all other amounts (including fees) then owing to Agent and Lenders under the Loan Documents, in each case paid pro rata to each Lender in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all Lenders, without priority or preference among Lenders. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Agent and Lenders hereunder or thereunder or at Law or in equity.

                                   SECTION 9.
                                      AGENT

        9.01 Appointment and Authorization of Agent.

                (a) Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

                (b) Letter of Credit Issuer shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Agent may agree at the request of the Requisite Lenders to act for such Letter of Credit Issuer with respect thereto; provided that Letter of Credit Issuer shall have all of the benefits and immunities (i) provided to Agent in this Section 9 with respect to any acts taken or omissions suffered by Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent" as used in this Section 9 included Letter of

Credit Issuer with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to Letter of Credit Issuer.

        9.02 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

        9.03 Liability of Agent. None of Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower's Subsidiaries or Affiliates.

        9.04 Reliance by Agent.

                (a) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders or all Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders. Where this Agreement expressly permits or prohibits an action unless the Requisite Lenders otherwise determine, and in all other instances, Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of Lenders.

                (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by

Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

        9.05 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default". Agent will notify Lenders of its receipt of any such notice. Agent shall take such action with respect to such Default as may be directed by the Requisite Lenders in accordance with
Section 8; provided that unless and until Agent has received any such direction, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.

        9.06 Credit Decision; Disclosure of Information by Agent. Each Lender acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender, including any Lender by assignment, represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent herein, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Subsidiaries which may come into the possession of any of Agent-Related Persons.

        9.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

        9.08 Agent in Individual Capacity. Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates as though it were not Agent or Letter of Credit Issuer hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, Agent or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to its Loans held as a Lender, Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent or Letter of Credit Issuer.

        9.09 Successor Agent. Agent may, and at the request of the Requisite Lenders shall, resign as Agent upon 30 days' notice to Lenders. If Agent resigns under this Agreement, the Requisite Lenders shall appoint from among Lenders a successor Agent for Lenders which successor Agent shall be approved by Borrower. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor Agent from among Lenders. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9 and Sections 10.03 and
10.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, no Agent which is also the Letter of Credit Issuer or Swing Line Lender may be removed as Agent at the request of the Requisite Lenders unless such Agent shall also simultaneously be replaced as "Letter of Credit Issuer" and "Swing Line Lender" hereunder pursuant to documentation in form and substance reasonably satisfactory to such Agent.

        9.10 Collateral Matters.

                (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

                (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter;
(iv) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Requisite Lenders or all the Lenders, as the case may be, as provided in Section 10.01. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this subsection 9.11(b), provided that the absence of any such confirmation for whatever reason shall not affect the Agent's rights under this Section 9.11.

                (c) Each Lender agrees with and in favor of each other (which agreement shall not be for the benefit of the Borrower or any Subsidiary) that the Borrower's obligation to such Lender under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Lender.

                                   SECTION 10.
                                  MISCELLANEOUS

        10.01 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Credit Party therefrom shall be effective unless in writing signed by the Requisite Lenders and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, without the approval in writing of Agent and all Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

                (a) To reduce the amount of principal, principal prepayments or the rate of interest payable on, any Loan, or the amount of any fee or other amount payable to any Lender under the Loan Documents (unless such modification is consented to by each Lender entitled to receive such fee ) or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any commitment fee; or

                (b) To postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Loan or any installment of any commitment fee, to extend the term of, or increase the amount of, any Lender's Commitment (it being



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
understood that a waiver of an Event of Default shall not constitute an extension or increase in the Commitment of any Lender) or modify the Pro Rata Share of any Lender; or

                (c) To amend or waive the provisions of the definition of "Requisite Lenders", Sections 4, 9, this Section 10.01 or Section 10.06; or

                (d) To amend any provision of this Agreement that expressly requires the consent or approval of all Lenders; or

                (e) To discharge any Guarantor, or release or subordinate in any transaction or related series of transactions the Lien under the Collateral Documents in Collateral having a fair market value of more than $1,000,000, except as otherwise may be provided in the Collateral Document or except where the consent of the Requisite Lenders only is specifically provided for;

provided that (i) no amendment, waiver or consent shall, unless in writing and signed by Letter of Credit Issuer in addition to Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of Letter of Credit Issuer, (ii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of Agent, (iii) no amendment, waiver or consent shall, unless in writing and signed by Swing Line Lender in addition to Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of Swing Line Lender, (iv) the fee letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto; and
(v) the Loans, Commitments and Pro Rata Shares may be transferred as contemplated by Section 10.04. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all Lenders and Agent.

        10.02 Transmission and Effectiveness of Communications and Signatures.

                (a) Modes of Delivery. Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, "communications") shall be transmitted by Requisite Notice, may be delivered by the following modes of delivery, and shall be effective as follows:

   Mode of Delivery              Effective on earlier of actual receipt and:
   ----------------              -------------------------------------------
 Courier                         Scheduled delivery date

 Facsimile                       When transmission in legible form complete

 Mail Fourth Business Day after deposit in U.S. mail first class postage pre-paid

 Personal delivery               When received

 Telephone                       When conversation completed


provided that communications delivered to Agent pursuant to Section 2 shall not be effective until actually received by Agent.

                (b) Reliance by Agent and Lenders. Agent and Lenders shall be entitled to rely and act on any communications purportedly given by or on behalf of any Credit Party even if such communications (i) were not made in a manner specified herein, (ii) were incomplete,



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
(iii) were not preceded or followed by any other notice specified herein, or
(iv) the terms thereof, as understood by the recipient, varied from any subsequent related communications provided for herein. Borrower shall indemnify Agent and Lenders from any loss, cost, expense or liability as a result of relying on any communications permitted herein.

                (c) Effectiveness of Facsimile Documents and Signatures. Documents and Signatures on communications may be transmitted by facsimile only with the consent of Agent in its sole and absolute discretion in each instance. The effectiveness of any such signatures accepted by Agent shall, subject to applicable Law, have the same force and effect as manual signatures and shall be binding on all Credit Parties and Agent and Lenders. Agent may also require that any such signature be confirmed by a manually-signed hardcopy thereof; provided that the failure to deliver or request any such manually-signed hardcopy confirmation shall not affect the effectiveness of any facsimile signatures.

        10.03 Attorney Costs, Expenses and Taxes. Borrower agrees (a) to pay or reimburse Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, and any other documents prepared in connection herewith or therewith, any Collateral examination, audit, or inspection (provided that Borrower shall have the obligation to reimburse Agent for the costs associated only two such examinations, audits, or inspections in any twelve month period unless a Default has occurred and is continuing and provided further that each Lender shall have the right, at its own expense, to have a representative participate in each of the two examinations, audits, or inspections referenced in the foregoing proviso) and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Agent and each Lender for all costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a "workout" or of any insolvency or bankruptcy proceeding, including Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Agent and the cost of independent public accountants and other outside experts retained by Agent or any Lender. Such costs and expenses shall also include administrative costs of Agent reasonably attributable to the administration of the Loan Documents. Any amount payable by Borrower under this Section shall bear interest from the second Business Day following the date of demand for payment at the Default Rate, unless waived by Agent. The agreements in this Section shall survive repayment of all Obligations.

        10.04 Binding Effect; Assignment.

                (a) This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, Agent, Lenders and their respective successors and assigns, except that, Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all Lenders and any such attempted assignment shall be void. Any Lender may at any time pledge its Note or



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
any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

                (b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of its Commitment and/or Extensions of Credit; provided that (i) such assignment, if not to a Lender or an Affiliate of the assigning Lender, shall be consented to by Borrower at all times other than during the existence of a Default and Agent and Letter of Credit Issuer (which approval of Borrower shall not be unreasonably withheld or delayed), (ii) a copy of a duly signed and completed Notice of Assignment and Acceptance shall be delivered to Agent, together with an assignment processing fee in the amount of $3,500, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitment of the assigning Lender, the assignment shall not assign a Pro Rata Share equivalent to less than the Minimum Amount therefor, and (iv) the effective date of any such assignment shall be as specified in the Notice of Assignment and Acceptance, but not earlier than the date which is five Business Days after the date Agent has received the Notice of Assignment and Acceptance. Upon acceptance by Agent of such Notice Assignment and Acceptance and consent thereto by Agent and Letter of Credit Issuer and payment of the requisite fee referenced above, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver upon request (against delivery by the assigning Lender to Borrower of any Note) to such assignee Lender, one or more Notes evidencing that assignee Lender's Pro Rata Share, and to the assigning Lender if requested, one or more Notes evidencing the remaining balance Pro Rata Share retained by the assigning Lender. Agent's consent to and acceptance of any assignment shall not be deemed to constitute any representation or warranty by any Agent-Related Person as to any matter.

                (c) Each Lender may from time to time grant participations to one or more other Person (including another Lender) all or any portion of its Pro Rata Share of its Commitment and/or Extensions of Credit; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Section 3 (but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation) and subject to Sections 10.05 and 10.06, (iv) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation shall not restrict an increase in the Commitment or in granting Lender's Pro Rata Share, so long as the amount of the participation interest is not affected thereby, and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents; provided that the assigning Lender may, in any agreement with a participant, give such participant the right to consent to any matter which (A) extends the Termination Date as to such participant or any other date upon which any payment of money is due to such participant, (B) reduces the rate of interest owing to such participant, any fee or any



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
other monetary amount owing to such participant, or (C) reduces the amount of any installment of principal owing to such participant.

        10.05 Set-off. In addition to any rights and remedies of Agent and Lenders or any assignee or participant of Lenders or any Affiliates thereof (each, a "Proceeding Party") provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker's lien, or otherwise, against any assets of the Credit Parties which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured. Each Lender agrees promptly to notify Borrower and Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

        10.06 Sharing of Payments. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable
Laws: (a) Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if Lender were the original owner of the Obligation purchased.

        10.07 No Waiver; Cumulative Remedies.



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
                (a) No failure by any Lender or Agent to exercise, and no delay by any Lender or Agent in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

                (b) The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Agent or any Lender not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Agent's or such Lender's right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

                (c) The terms and conditions of Section 9 are inserted for the sole benefit of Agent and Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Extension of Credit without prejudicing Agent's or Lenders' rights to assert them in whole or in part in respect of any other Loan.

        10.08 Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If Agent or any Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest or a fee contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

        10.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.10 Integration. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Agent or Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.



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
        10.11 Nature of Lenders' Obligations. The obligations of Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by Agent or Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender's obligation to make any Loan pursuant hereto is several and not joint or joint and several, and in the case of the initial Loan only is conditioned upon the performance by all other Lenders of their obligations to make initial Loans. A default by any Lender will not increase the Pro Rata Share attributable to any other Lender.

        10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof but shall terminate the later of (a) when the Commitments are terminated and (b) when no Obligations remain outstanding under any Loan Document. Such representations and warranties have been or will be relied upon by Agent and each Lender, notwithstanding any investigation made by Agent or any Lender or on their behalf.

        10.13 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless each Agent-Related Person and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Credit Party, any of their Affiliates or any of their officers or directors; (b) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Loan, or the relationship of any Credit Party, Agent and Lenders under this Agreement; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee's own negligence (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct.

        10.14 Nonliability of Lenders.

                Borrower acknowledges and agrees that:

                (a) Any inspections of any property of Borrower made by or through Agent or Lenders are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);



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                (b) By accepting or approving anything required to be observed, performed, fulfilled or given to Agent or Lenders pursuant to the Loan Documents, neither Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Agent or Lenders;

                (c) The relationship between Borrower and Agent and Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither Agent nor Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or their Affiliates; neither Agent nor Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or their Affiliates, or to owe any fiduciary duty to Borrower or their Affiliates; neither Agent nor Lenders undertake or assume any responsibility or duty to Borrower or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or their Affiliates of any matter in connection with their property or the operations of Borrower or their Affiliates; Borrower and their Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Agent or Lenders in connection with such matters is solely for the protection of Agent and Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

                (d) Agent and Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Agent and Lenders harmless from any such loss, damage, liability or claim.

        10.15 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Agent and Lenders in connection with the Loans, and is made for the sole benefit of Borrower, Agent and Lenders, and Agent's and Lenders' successors and assigns. Except as provided in Sections 10.04 and 10.13, no other Person shall have any rights of any nature hereunder or by reason hereof.

        10.16 Severability. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.17 Confidentiality. Agent and each Lender shall use any confidential non-public information concerning the Credit Parties and their Subsidiaries that is furnished to Agent or such Lender by or on behalf of the Credit Parties and their Subsidiaries in connection with the Loan Documents (collectively, "Confidential Information") solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, Agent and each Lender may disclose Confidential Information (a) to their affiliates or any of their or their affiliates' directors, officers, employees, advisors, or representatives



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
(collectively, the "Representatives") whom it determines need to know such information for the purposes set forth in this Section; (b) to any bank or financial institution or other entity to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Agent's or such Lender's business or that of their Representatives in connection with the exercise of such authority or claimed authority; (d) to the extent necessary or appropriate to effect or preserve Agent's or such Lender's or any of their Affiliates' security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Agent or such Lender or any of their Representatives; and (e) pursuant to any subpoena or any similar legal process. For purposes hereof, the term "Confidential Information" shall not include information that (x) is in Agent's or a Lender's possession prior to its being provided by or on behalf of the Credit Parties, provided that such information is not known by Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, a Credit Party, (y) is or becomes publicly available (other than through a breach hereof by Agent or such Lender), or (z) becomes available to Agent or such Lender on a nonconfidential basis, provided that the source of such information was not known by Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

        10.18 Further Assurances. Borrower and its Subsidiaries shall, at their expense and without expense to Lenders or Agent, do, execute and deliver such further acts and documents as any Lender or Agent from time to time reasonably requires for the assuring and confirming unto Lenders or Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

        10.19 Headings. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

        10.20 Foreign Lenders and Participants. Each Lender, and each holder of a participation interest herein, that is a "foreign corporation, partnership or trust" within the meaning of the IRC shall deliver to Agent, prior to receipt of any payment subject to withholding (or after accepting an assignment or receiving a participation interest herein), two duly signed completed copies of either Form W-8BEN or any successor thereto (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence satisfactory to Borrower and Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement, and (b) take



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such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Persons fails to deliver the above forms or other documentation, then Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the IRC, without reduction. If any Governmental Authority asserts that Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Agent therefor, including all penalties and interest and costs and expenses (including Attorney Costs) of Agent. The obligation of Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

        10.21 Governing Law; Jurisdiction and Venue.

                (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN OR CENTRAL DISTRICTS OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF THE STATE OF CALIFORNIA.

        10.22 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS

SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        10.23 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:                              CENTRAL CONSUMER FINANCE COMPANY,
                                       a Delaware corporation


                                       By:                  /S/
                                          --------------------------------------
                                       Name:  Howard Weitzman
                                       Title:  Chief Financial Officer

                                       Address for Notices:

                                       Attn: Gary Cypres
                                       5480 East Ferguson Drive
                                       Commerce, CA 90022
                                       Telephone: 323.720.8608
                                       Facsimile: 323.720.8729


AGENT:                                 UNION BANK OF CALIFORNIA, N.A., as
                                       Agent


                                       By:                 /S/
                                          --------------------------------------
                                       Name:  Robert C. Nagel
                                       Title: President

                                       Address for Notices:

                                       Notices (other than
                                       Requests for Extensions of
                                       Credit):

                                       Attn:  Robert C. Nagel
                                       350 California Street, 6th Floor
                                       San Francisco, CA 94104
                                       Telephone:  415.705.7189
                                       Facsimile:  415.705.5093

                                       Requests for Extensions of Credit:

                                       Attn: Alice Liu
                                       Credit Support
                                       350 California Street, 6th Floor
                                       San Francisco, CA 94104

                                       Telephone:  415.705.7451
                                       Facsimile:  415.705.5093


LENDERS: UNION BANK OF CALIFORNIA, N.A., as a Lender (including its capacities as Letter of Credit Issuer and Swing Line Lender)


                                       By:                 /S/
                                          --------------------------------------
                                       Name:  Robert C. Nagel
                                       Title:  Vice President


                                       WASHINGTON MUTUAL BANK, doing business
                                       as WM BUSINESS BANK


                                       By:                /S/
                                          --------------------------------------
                                       Name:  Michael P. Faucher
                                       Title:  Vice President


                                       CALIFORNIA BANK & TRUST


                                       By:                /S/
                                          --------------------------------------
                                       Name:  Charles F. Bronaugh
                                       Title:  Vice President


                                       CITY NATIONAL BANK


                                       By:                /S/
                                          --------------------------------------
                                       Name:  Steven K. Sloan
                                       Title:  Vice President

                                  SCHEDULE 2.01

                         COMMITMENTS AND PRO RATA SHARES


Lender                                     Commitment            Pro Rata Share
------                                     ----------            --------------
Union Bank of California, N.A.            $22,500,000             40.909090909%
Washington Mutual Bank, doing
business as WM Business Bank              $15,000,000             27.272727273%

California Bank & Trust                   $10,000,000             18.181818182%

City National Bank                        $ 7,500,000             13.636363636%
                                          -----------            --------------
                               Total      $55,000,000            100.000000000%


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